UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
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SCHAWK, INC.

(Name of Registrant as Specified In Its Charter)

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SCHAWK, INC.
1695 South River Road
Des Plaines, Illinois 60018
NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2010
To the Stockholders of Schawk, Inc.:
Notice is hereby given that the 2010 Annual Meeting of Stockholders of Schawk, Inc. will be held at 10:00 a.m. local time, Wednesday, May 19, 2010, at Schawk Des Plaines, 1600 E. Sherwin Avenue, Des Plaines, Illinois, for the following purposes:
1.	To elect nine directors identified in the accompanying proxy statement to the Board of Directors of Schawk, Inc.

2.	To amend the Schawk, Inc. 1991 Outside Directors’ Formula Stock Option Plan, as amended, to extend its term for an additional ten years and make certain minor amendments as described in this Proxy Statement.

3.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.
The close of business on March 31, 2010, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment of the meeting. The stock transfer books of Schawk, Inc. will not be closed.

By Order of the Board of Directors,

Des Plaines, Illinois	/s/ A. Alex Sarkisian, Esq.
April 20, 2010	A. Alex Sarkisian, Esq.
Executive Vice President
and Chief Operating Officer

TABLE OF CONTENTS

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
INTRODUCTION
PROPOSAL 1: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
COMPENSATION DISCUSSION & ANALYSIS
EXECUTIVE COMPENSATION
PROPOSAL 2: AMENDMENT OF THE 1991 OUTSIDE DIRECTORS’ FORMULA STOCK OPTION PLAN
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
TRANSACTIONS WITH RELATED PERSONS
INDEPENDENT PUBLIC ACCOUNTANTS
AUDIT COMMITTEE REPORT
OTHER MATTERS
STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
SCHAWK, INC.
1695 South River Road
Des Plaines, Illinois 60018
(847) 827-9494
PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2010
INTRODUCTION
     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Schawk, Inc. (“Schawk” or the “Company”) for use at the 2010 Annual Meeting of Stockholders to be held at 10:00 a.m. local time, Wednesday, May 19, 2010, at Schawk Des Plaines, 1600 E. Sherwin, Des Plaines, Illinois, and at any adjournment thereof (the “Annual Meeting”). This Proxy Statement and the accompanying proxy are first being mailed on or about April 20, 2010, to stockholders of record at the close of business on March 31, 2010.
Purpose
     The purpose of the Annual Meeting is to: (i) elect the Board of Directors of the Company; (ii) vote on a proposal to amend the 1991 Outside Directors’ Formula Stock Option Plan, as amended (the “Outside Directors’ Plan”), to extend the term of the Outside Directors’ Plan for an additional ten years and make certain minor amendments as described in this Proxy Statement; and (iii) transact such other business as may properly come before the meeting or any adjournment of the meeting.
Proxies and Solicitation
     Any person signing and mailing the enclosed proxy may revoke the proxy at any time prior to its exercise by: (i) executing a subsequent proxy; (ii) notifying the Corporate Secretary of the Company of such revocation in a written notice received by him at Schawk, Inc., 1695 South River Road, Des Plaines, Illinois 60018, prior to the Annual Meeting; or (iii) attending the Annual Meeting and voting in person.
     The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or facsimile by directors of the Company and executive officers and regular employees of the Company. The Company does not currently expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their expenses in sending proxy materials to principals and obtaining their proxies. Computershare Investor Services, the transfer agent and registrar of the Company’s Class A Common Stock (the “common stock”), may aid in the solicitation of proxies and will be reimbursed for any expenses incurred as a result of any such activity.
     Shares of the Company represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in the proxies. Unless otherwise instructed in the proxy, the agent named in the proxy intends to cast the proxy votes in the following manner: (i) FOR the election of the nominees for the Board of Directors of Schawk; (ii) FOR the amendment of the Outside Directors’ Plan; and (iii) in the best judgment of the persons named in the proxy, as agent, upon any other matters that may properly come before the Annual Meeting.

Quorum Requirements and Voting
     The presence, in person or by proxy, of the holders of a majority of the Company’s Class A Common Stock outstanding on the record date is required for a quorum at the Annual Meeting. Abstentions will be treated as shares present and entitled to vote for purposes of determining whether a quorum is present, but will not be voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. With respect to any matter submitted to stockholders for a vote, if a proxy returned by a broker indicates that the broker does not have discretionary authority to vote some or all of the shares covered thereby with respect to such matter, such shares will be considered to be present for purposes of determining whether a quorum is present, but will not be considered to be present and entitled to vote.
     As to all anticipated votes, each share of Class A Common Stock will have one vote as to each matter to be voted on at the Annual Meeting. Directors shall be elected by a plurality of the votes cast for the election of directors at the meeting. A proxy marked to withhold authority for the election of one or more directors will not be voted with respect to the director or directors indicated. Stockholders entitled to vote or to execute proxies are stockholders of record at the close of business on March 31, 2010. The Company had 25,279,083 shares of Class A Common Stock outstanding on such date. The stock transfer books of the Company will not be closed.
Interest of Certain Persons in Matters To Be Acted Upon
     No other person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on May 19, 2010: This proxy statement and our 2009 Annual Report on Form 10-K are available at: www.proxydocs.com/sgk.
PROPOSAL 1: ELECTION OF DIRECTORS
     At the Annual Meeting, stockholders will be asked to elect nine directors to the Company’s Board. The size of the Company’s Board of Directors has been fixed at nine members in accordance with the Company’s By-laws.
     Each of the director nominees elected at the Annual Meeting will hold office for a term of one year, expiring at the 2011 Annual Meeting of Stockholders, and thereafter until a successor has been duly elected and qualified. Unless authority to vote is withheld, proxies received in response to this solicitation will be voted FOR the election of the nominees named hereafter, each of whom presently serves as a director of the Company. It is not contemplated that any of the nominees will be unable or will decline to serve; however, if such a situation arises, the shares represented by the proxies being solicited will be voted FOR the election of a nominee or nominees designated by the Board of Directors of the Company.
     Assuming a quorum is present, an affirmative vote of the holders of a plurality of the shares, present and voting at the meeting, is required for a nominee to be elected as a director. Therefore, abstentions and shares for which authority to vote is not given will have no effect on the election of directors.
     The following is a list of the nominees for election as directors of the Company, all of whom have been nominated by the Board in accordance with its nominating criteria and procedures described below, followed by a brief biographic statement concerning each nominee and a statement concerning each nominee’s specific experience, qualifications, attributes or skills that helped lead to a determination he or she should serve as a director in light of the Company’s business and structure.
Nominees for Election as
     Directors of the Company
Clarence W. Schawk
David A. Schawk
A. Alex Sarkisian, Esq.
Judith W. McCue, Esq.
John T. McEnroe, Esq.
Hollis W. Rademacher
Leonard S. Caronia
Michael G. O’Rourke
Stanley N. Logan
     Clarence W. Schawk, 84, has been Chairman of the Board of the Company since September 1992, when he was also appointed to the Executive Committee. He served as Chief Executive Officer of Filtertek Inc., the Company’s predecessor (“Filtertek”), from September 1992 until February 1993. Clarence W. Schawk also served as Chairman of the Board of the corporation previously known as Schawk, Inc. (“Old Schawk”) from 1953 until the merger (the “Merger”) of Old Schawk and affiliated companies into Filtertek in 1994 and served as Chief Executive Officer until June 1994. He is the father of David A. Schawk, President and Chief Executive Officer of the Company. Clarence W. Schawk previously served as President and a Director of the International Prepress Association. Mr. Schawk also served as a Director of Old Schawk until the Merger. Mr. Schawk’s qualifications to serve on the Board of Directors include his significant history with and commitment to the Company and his extensive experience in and knowledge of the Company’s industry, which provides the Board with a unique insight into the Company and its business. Mr. Schawk also is a member of the Schawk family, which holds a controlling interest in the Company’s common stock.
     David A. Schawk, 54, was appointed Chief Executive Officer and President in February 1993. He served as Chief Operating Officer of the Company from September 1992 through February 2004. He was appointed to the Board of Directors in September 1992 and currently serves on its Executive Committee. David A. Schawk served as the President of Old Schawk from 1987 until the Merger. David A. Schawk serves on the Company’s Executive Committee. David A. Schawk is the son of Clarence W. Schawk. David A. Schawk currently serves as a Director of the International Prepress Association. Mr. Schawk also served as a Director of Old Schawk until the Merger. Mr. Schawk’s qualifications to serve on the Board of Directors include his experience with the Company, as Chief Executive Officer and in prior positions with the Company, and his extensive knowledge of the Company’s industry. This experience and knowledge adds critical perspective to all aspects of the Board’s decision-making, including in areas of strategy, operations and finance. Mr. Schawk also is a member of the Schawk family, which holds a controlling interest in the Company’s common stock.
     A. Alex Sarkisian, Esq., 58, was appointed Chief Operating Officer in March 2004 and was appointed Executive Vice President in 1994. Mr. Sarkisian has served on the Company’s Board of Directors and as Corporate Secretary since September 1992. Mr. Sarkisian was the Executive Vice President and Secretary of Old Schawk from 1988 and 1986, respectively, until the Merger. Mr. Sarkisian also served as a Director of Old Schawk until the Merger. He is a member of the Executive Committee. Mr. Sarkisian’s qualifications to serve on our Board of Directors include his experience with the Company, as Chief Operating Officer and in prior positions with the Company, and his extensive knowledge of the Company’s industry. Mr. Sarkisian’s experience and skills as Chief Operating Officer provide the Board with first-hand knowledge and insight regarding the Company’s operations and client-base as well as developments in the Company’s and its clients’ industries that have an impact on Board oversight and decision-making.
     Judith W. McCue, Esq., 62, has been a partner with McDermott Will & Emery LLP since 1995. Prior thereto, Ms. McCue was a partner with Keck, Mahin & Cate where she practiced from 1972 to 1995. Ms. McCue was appointed Director of the Company in September 1992 and is a member of the Audit and Option/Compensation Committees. Ms. McCue’s 17 years of service to the Company as a director, her knowledge of the Company’s business, operations and risks and her legal acumen provide the Board with informed perspectives that help guide the Board’s decision-making and oversight functions.
     John T. McEnroe, Esq., 58, has been a shareholder with the law firm of Vedder Price P.C., counsel to the Company, since May 1992. Prior to this position, he was a partner with the law firm of Keck, Mahin & Cate where he practiced from 1976 to 1992. Mr. McEnroe was appointed a Director of the Company in September 1992 and is a member of the Executive and Option/Compensation Committees. Mr. McEnroe’s service to the Company as its principal outside counsel facilitates bringing to the Board’s attention key legal and business issues as the Board fulfills its duties, including its risk oversight responsibilities, and provides the Board with opportunities to receive current legal perspectives in the course of its deliberations on and oversight of the Company’s affairs.
     Hollis W. Rademacher, 74,was appointed a Director of the Company in 1994 and is a member of the Executive and Option/Compensation Committees and serves as Chairman of the Audit Committee. He held various positions with Continental Bank, N.A., Chicago, Illinois, from 1957 to 1993 and was Chief Financial Officer of Continental Bank Corporation, Chicago, Illinois, from 1988 to 1993. Mr. Rademacher is currently self-employed in the fields of consulting and investments in Chicago, Illinois. Mr. Rademacher also serves as a director of Wintrust Financial Corporation (NasdaqGS: WTFC) and First Mercury Financial (NYSE: FMR), together with several other privately held companies. Mr. Rademacher’s 15 years of experience as a director of the Company, his service as Chairman of the Audit Committee, and the resultant knowledge he has obtained of the Company’s industry, along with his prior experience as chief financial officer at a publicly held company and his service on the boards of directors of other publicly held firms brings a depth of experience and financial and accounting skills to the Board as well as to the Audit Committee.
     Leonard S. Caronia, 58, was appointed a Director of the Company in October 2000. Mr. Caronia has served as co-chairman of the global financial institutions business of Macquarie Capital since the November 2009 acquisition by Macquarie Group of Fox-Pitt Kelton Cochran Caronia Waller, an investment banking firm for which he served as Chairman. Mr. Caronia was a co-founder and Managing Director of Cochran Caronia Waller prior to its merger with Fox-Pitt, Kelton in September 2007. Prior to forming his company in 1997, Mr. Caronia served as Managing Director of Coopers & Lybrand Securities, LLC. Prior to that, Mr. Caronia was employed at First Chicago Corporation from 1980 until 1993 and was Corporate Senior Vice President and Head of Investment Banking. He is also a member of the Option/Compensation Committee. Mr. Caronia’s skills acquired as an advisor for many years to firms across various industries provides the Board with knowledge unique to other members of the Board, particularly in the areas of strategic initiatives and acquisitions.
     Michael G. O’Rourke¸ 41, was appointed a Director on February 12, 2007 and is a member of the Audit Committee. Mr. O’Rourke currently serves as President and Chief Executive Officer of Signature Bank located in Chicago, Illinois. He previously served as Executive Vice President and Manager of Commercial Lending and Commercial Real Estate at Associated Bank Chicago from 2001 until 2005, when he left to organize Signature Bank. Mr. O’Rourke has a strong background working with entrepreneurial companies as a commercial lender and as the founder and president of a bank start-up in Illinois and accordingly brings perspectives gleaned from his particular experiences in those roles as well as his financial expertise to bear on Board duties and deliberation.
     Stanley N. Logan, 55, was appointed a Director on November 6, 2007 and is a member of the Audit Committee. Mr. Logan currently serves as a managing director for LECG Corporation (NasdaqGS: XPRT), responsible for the Chicago and Asia/Pacific regions. Prior to joining LECG in February 2010, Mr. Logan served as a vice president of Huron Consulting Group (NasdaqGS: HURON) and headed Huron’s Western Region and Japan. Prior to joining Huron, Mr. Logan was most recently managing partner of KPMG’s Chicago office. He also served as National Sector Leader for Consumer Products at KPMG. Before joining KPMG in 2002, Mr. Logan held a number of significant client and leadership roles at Arthur Andersen in Chicago. He has held audit and nonaudit lead partner roles with large corporations in the consumer, retail and industrial spaces throughout his career at both KPMG and Arthur Andersen. With over 25 years in the public accounting profession, Mr. Logan has financial and accounting expertise and experience in global-account related matters, which provides a valuable perspective to the Board as the Company’s business continues to expand globally.
The Board of Directors recommends a vote FOR the election of the nominees named in this proxy statement.
     The following is a brief biographical statement of Timothy J. Cunningham, the Chief Financial Officer of the Company:
     Timothy J. Cunningham, 56, was appointed Executive Vice President and Chief Financial Officer of the Company in September 2008. Mr. Cunningham joined the Company in March 2008 as an advisor to the Chief Executive Officer, was appointed Vice President, Finance in April 2008, and served as the Company’s Interim Chief Financial Officer and Chief Accounting Officer from June 2008 until September 2008. He previously served as chief financial officer of Pregis Corporation, a packaging solutions company, from May 2006 until September 2007, and in a transitional role with Pregis until December 2007. Prior to joining Pregis, Mr. Cunningham served as the interim chief financial officer of a $1.4 billion division of a $12 billion food company from February 2005 to April 2006. From November 1999 though January 2005, he was with eLoyalty Corporation, an enterprise customer relationship management services and solutions company, serving most recently as vice president and chief financial officer. Mr. Cunningham formerly was a partner with Tatum LLC, a consulting and executive services firm, from February 2005 until April 2006 and from January 2008 until September 2008. He is a member of the American Institute of Certified Public Accountants and the Illinois CPA Society, and has a BBA in Accountancy from the University of Notre Dame and a Master of Business Management from Northwestern University, Kellogg Graduate School of Management. Age: 56
     Officers are elected by the Board of Directors at the first meeting of the newly elected Board of Directors held after each Annual Meeting. Officers hold office for a term of one year and until a successor has been duly elected and qualified.
CORPORATE GOVERNANCE
Meetings of the Board of Directors; Leadership Structure
     The Board of Directors is responsible for the overall affairs of the Company. The Board of Directors held five meetings in 2009. Each member of the Board of Directors attended at least 75% of the total number of meetings of the Board of Directors and of all committees of the Board of Directors on which such Director served, except David Schawk who was traveling on business with respect to two board meetings. The Board of Directors has a policy requiring director attendance at the annual meeting of stockholders. All members of the Board of Directors attended the 2009 Annual Meeting.
     Executive Sessions. Meetings of non-employee directors are held in which such directors meet without management participation. Non-employee directors include all independent directors as well as any other directors who are not officers of the Company, whether or not “independent” by virtue of a material relationship with the Company or otherwise. John T. McEnroe presides over any meetings of non-employee directors.
     Interested parties may communicate directly with Mr. McEnroe, or with the non-employee directors as a group, by writing to them c/o Schawk, Inc., 1695 South River Road, Des Plaines, Illinois 60018.
     Leadership Structure and Risk Oversight. The Company’s Chairman of the Board of Directors position is held by Mr. Clarence W. Schawk, and the Chief Executive Officer position is held by Mr. David A. Schawk, who also serves as a director of the company. Clarence Schawk served as the Chief Executive Officer of the Company for 40 years, has served on the Board of Directors for over 50 years, and is the Company’s largest shareholder. Given his wealth of industry and executive management experience and his extensive knowledge of the history and operations of the Company, the Company believes that Mr. Schawk is the best suited to lead the Board and this Board leadership structure is the most appropriate for the Company.
     As part of the Board’s responsibilities, the entire Board is engaged in risk oversight, including reviewing management’s operational and financial planning and associated risks. Additionally, the Audit Committee of the Board specifically oversees the identification and management of business and financial risks, including management’s plans to address and prepare for risks identified in the Company’s comprehensive business risk assessment. The Audit Committee also has been actively involved over the past several years in overseeing the Company’s efforts to remediate weaknesses in and strengthen the Company’s disclosure and internal controls to better ensure safeguards against financial, legal and operational risks. Both the Chief Financial Officer and the Company’s internal audit function may report directly to the Audit Committee regarding the Company’s risk management activities. As part its oversight of the Company’s compensation programs, the Option/Compensation Committee, in considering annual changes and improvements in the Company’s compensation practices, also will consider risks associated with the compensation paid to its executives and other employees and any propensity to incentivize inappropriate risk-taking. The Company does not believe, however, that its compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the Company.
Director Independence
     The Board of Directors of the Company has determined that Judith W. McCue, Hollis W. Rademacher, Michael G. O’Rourke and Stanley N. Logan are “independent directors”. The Board of Directors has affirmatively determined that none of the current independent directors has a material relationship with the Company (either directly as a partner, stockholder or officer of an organization that has a relationship with the Company). In making such a determination the Board of Directors applied the standards set forth in Rule 303A.02(b) of the New York Stock Exchange Listed Company Manual and those set forth in the Company’s Corporate Governance Guidelines, a copy of which is available on the Company’s website at www.schawk.com. The remaining members of the Board of Directors are not considered independent.

     In reaching the Board’s independence determinations, each director’s background is reviewed for any possible material affiliations with, or any compensation received (other than compensation for service on the Company’s Board of Directors or committees thereof) from, the Company, including those affiliations described under “Transactions with Related Persons” in this proxy statement. In addition, in assessing the independence of Mr. O’Rourke, the Board considered the equity investments made by certain members of the Company’s executive management in Signature Bank, for which Mr. O’Rourke serves as chief executive officer, and in assessing the independence of Mr. Rademacher, was aware that North Shore Community Bank & Trust Company, a subsidiary of Wintrust Financial Corporation on whose Board Mr. Rademacher serves, is part of the syndicate of lenders under the Company’s current revolving credit facility. The Board of Directors determined that all of the independent directors were “independent” for purposes of the New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines because, during the past three years, no independent director (or any member of an independent director’s immediate family) has:
•	been employed by the Company or any subsidiary;

•	accepted direct compensation from the Company or any subsidiary in excess of $120,000 during any of the last three fiscal years, or plans to accept such payments in the current fiscal year (other than compensation for board or committee service and pension or other forms of deferred compensation for prior service);

•	been affiliated with or employed by an auditor (present or former) of the Company or an affiliate of the Company;

•	been employed as an executive officer of another entity where at any time during the past three years any of the Company’s executive officers served on that entity’s compensation committee; or

•	been employed as an executive officer of an entity (including charitable organizations) that made payments to, or received payments from, the Company for property or services in the current or any of the past three fiscal years that exceed the greater of $1 million or 2% of such other entity’s consolidated gross revenues for that year.
     The Board of Directors has determined that the Company is a “controlled company,” as defined by the NYSE listing standards, as more than 50% of the voting power of the Company’s common stock is held by members of the Schawk family and in trusts for the benefit of Schawk family members. As a result, the Company is exempt from certain requirements of the listing standards, including the requirement to maintain a majority of independent directors on the Company’s Board of Directors and the requirements regarding the determination of compensation of executive officers and the nomination of directors by independent directors.
Committees
     The Board of Directors currently has an Executive Committee, an Audit Committee, and an Option/Compensation Committee, whose members are directors appointed by the Board of Directors. The Board of Directors has determined that because it is a controlled company, it is not necessary to have a standing Nominating Committee and the entire Board of Directors acts in this capacity.
     Executive Committee. The present members of the Executive Committee are: Clarence W. Schawk, David A. Schawk, A. Alex Sarkisian, John T. McEnroe and Hollis W. Rademacher. The Executive Committee is authorized to act on behalf of the Board of Directors in the management of the business and the affairs of the Company.

     Audit Committee. Hollis W. Rademacher, Stanley N. Logan, Judith W. McCue and Michael G. O’Rourke currently serve as members of the Audit Committee. The Audit Committee, which operates under a written charter, recommends the selection of the Company’s independent public accountants, reviews and approves their fee arrangements, examines their detailed findings and reviews areas of possible conflicts of interest and sensitive payments. The Board of Directors has adopted a written charter for the Audit Committee that outlines the responsibilities and processes of the Audit Committee, a copy of which is available on the Company’s website. The Board of Directors has determined that the members of the Audit Committee are “independent” directors as such term is defined in the NYSE’s listing standards, as currently in effect, and each member meets the SEC’s heightened independence requirements for audit committee members. The Board of Directors has determined that Mr. Rademacher and Mr. Logan each is an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K under the Securities Act. The designation of an “audit committee financial expert” does not impose on Mr. Rademacher or Mr. Logan any duties, obligations or liability greater than those that are generally imposed on them as members of the Audit Committee and of the Board of Directors. The Audit Committee met in person or telephonically eight times in 2009.
     Option/Compensation Committee. The Option/Compensation Committee members are Judith W. McCue, Hollis W. Rademacher, John T. McEnroe and Leonard S. Caronia. The Compensation Committee is responsible for reviewing and recommending the compensation of the Company’s officers, including the Chief Executive Officer, and reviewing and recommending director compensation. The Option/Compensation Committee evaluates the performance of key personnel and makes incentive awards in the form of stock options and other equity and cash-based long-term incentive awards under the Company’s incentive plan. The Compensation Committee also advises and assists management in formulating policies regarding compensation and submits its Compensation Discussion and Analysis included elsewhere in this proxy statement. The Compensation Committee currently does not operate under a written charter. The Option/Compensation Committee met three times in 2009.
Director Compensation
     Each non-executive member of the Board (except for Mr. McEnroe) is entitled to receive an annual retainer of $20,000, a fee of $1,150 for attendance at each board meeting and a fee of $600 for attendance at each meeting of a committee of the Board on which such director serves. All directors are also reimbursed for ordinary and necessary expenses incurred in attending Board or committee meetings.
     The Company’s Outside Directors’ Plan provides that each “outside director” (defined in the Outside Directors’ Plan as any director who is not a compensated employee of the Company) receive a nonqualified stock option to purchase shares of Company common stock upon his or her election, and any subsequent reelection, to the Board of Directors at an exercise price equal to the fair value of such shares on the date of election or reelection as a director. Beginning with the annual grant for 2008, the number of shares subject to options granted to each director upon reelection (or to any non-director nominee upon election) was reduced from 5,000 shares to 2,500 shares. Only the number of shares specified by the formula under the Outside Directors’ Plan is eligible for grant under the Outside Directors’ Plan. The options granted to the outside directors are exercisable for a term of 10 years from the date of grant and vest in one-third increments on the date of grant and on the first and second anniversaries of the date of grant.
     At the Annual Meeting, there will be submitted to the stockholders a proposal to extend the duration of the Outside Directors’ Plan for an additional ten years. For a more detailed description of the Outside Directors’ Plan, see “Proposal 2: Amendment of the 1991 Outside Directors’ Formula Stock Option Plan.”

     The following table sets forth information regarding the fees paid to the Company’s directors in 2009 (other than directors who are also named executive officers) and option expense incurred by the Company in connection with their service as directors during 2009.

	Fees earned or paid	Option
	in cash	Awards(1)	Total
Name	($)	($)	($)
Clarence W. Schawk	—	—	—
Judith W. McCue	28,200	7,812	36,012
John T. McEnroe	—	7,812	7,812
Hollis W. Rademacher	28,200	7,812	36,012
Leonard S. Caronia	19,600	7,812	27,412
Michael G. O’Rourke	28,200	7,812	36,012
Stanley N. Logan	27,050	7,812	34,862

(1)	Represents the total grant date fair value of option awards computed in accordance with FASB ASC Topic 718.

The following table shows the aggregate number of option awards outstanding to the directors shown above as of December 31, 2009:

Name	Outstanding Option Awards
Clarence W. Schawk	100,000
Judith W. McCue	45,000
John T. McEnroe	45,000
Hollis W. Rademacher	45,000
Leonard S. Caronia	45,000
Michael G. O’Rourke	15,000
Stanley N. Logan	9,175
Director Nomination Criteria and Procedures
     Criteria for Board Nomination. The Board considers the appropriate balance of experience, skills, and characteristics required of the Board of Directors and seeks to insure that members of the Company’s Audit Committee are independent and meet the financial literacy requirements under the rules of the New York Stock Exchange and the SEC’s heightened independence requirements. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of the Company’s business, and willingness to devote adequate time to Board duties. A board of directors that is diverse in opinion, experience, skills and professional background also is recognized as an important attribute to a effective board. While the Company believes the current Board reflects such diversity, board diversity considerations are not typically a key consideration in evaluating nominees. Because qualified incumbent directors generally can provide the benefits of continuity of leadership and seasoned judgment gained through experience as a director of the Company, the Board typically considers as potential candidates incumbent directors interested in standing for re-election, provided that the Board believes they have satisfied director performance and participation expectations.
     Board Nomination Process. The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board. The Board generally considers renomination of incumbent directors, provided they continue to meet the qualification criteria adopted by the Board of Directors. New director candidates are evaluated by reviewing the candidates’ biographical information and qualification and checking the candidates’ references. Qualified new candidates are interviewed by at least the Chairman of the Board. The Board evaluates which of the prospective candidates is qualified to serve as a director and should be nominated or appointed to fill a vacancy. Candidates selected by the Board as nominees are then presented for the approval of the stockholders or for appointment to fill a vacancy.
     Stockholder Recommendations. The Board uses a similar process to evaluate candidates recommended by stockholders. To date, however, the Company has not received any stockholder proposal to nominate a director.
     To recommend a prospective nominee for the Board’s consideration, please submit the candidate’s name and qualifications to the Board of Directors of Schawk, Inc., 1695 South River Road, Des Plaines, Illinois 60018. Submissions must contain: (a) the proposed nominee’s name and qualifications (including five year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements, and board memberships (if any)) and the reason for such recommendation, (b) the name and the record address of the stockholder or stockholders proposing such nominee, (c) the number of shares of stock of the Company which are beneficially owned by such stockholder or stockholders, and (d) a description of any financial or other relationship between the stockholder or stockholders and such nominee or between the nominee and the Company or any of its subsidiaries. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the board and to serve if elected by the stockholders. Recommendations received by December 22, 2010, will be considered for nomination at the 2011 Annual Meeting of Stockholders. Recommendations received after December 22, 2010, will be considered for nomination at the 2012 Annual Meeting of Stockholders.
COMPENSATION DISCUSSION & ANALYSIS
Objectives of Schawk’s Compensation Program
     Schawk’s compensation program seeks to enhance the profitability of the Company, and thus stockholder value, by aligning the financial interests of the Company’s senior executive officers with those of its stockholders. It is designed to reward superior performance by linking a significant portion of each senior executive officer’s compensation to the achievement of the Company’s financial and performance goals. In addition to these goals, the Company’s compensation program seeks to attract and retain highly qualified senior officers and other key employees.
Overview of the Compensation Program
     The Option/Compensation Committee (referred to in this discussion as the “Committee”) of the Board of Directors of the Company has the responsibility for establishing, granting awards under, and monitoring the compensation and benefit programs of the Company and ensuring adherence with the Company’s compensation objectives. The Committee has the authority to review, determine and, at its discretion, adjust the annual compensation, including base salary and bonuses, for the senior executive officers of the Company, including the named executive officers for 2009: David A. Schawk, President and Chief Executive Officer; A. Alex Sarkisian, Executive Vice President and Chief Operating Officer; and Timothy J. Cunningham, Executive Vice President and Chief Financial Officer. The Committee also has the authority to make grants of long-term incentive awards to senior executive officers under the Company’s incentive plan. In performing its duties and determining compensation for the senior officers, including the named executive officers, the Committee considers the recommendations and input of the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Vice President, Global Human Resources, with respect to the Company’s executive compensation program and arrangements.
     The Committee typically seeks to establish compensation levels of its senior officers, in the aggregate and for each principal component of compensation, at or slightly below the median compensation of senior executives of comparable companies comprising a general survey group. The Committee believes that these target levels allow the Company to remain competitive in recruiting and retaining talent while still providing an effective link between compensation and achievement of the Company’s financial and performance goals. For 2009 compensation, however, factors related to the Company’s financial position and the impact of the global economic recession on the Company’s business were the primary drivers of compensation related decisions as more fully described below.
     Compensation Surveys
     For 2009, consistent with prior years’ practice of maintaining total compensation and each material element of compensation near a market median, the base salary, target annual cash bonus and long-term incentive compensation (“LTI”) for each of the named executive officers placed them at or slightly below median market compensation levels based on a general survey of compensation further described below. In establishing 2009 target compensation, the Committee relied on an earlier analysis of the competitiveness of the Company’s compensation arrangements that had been prepared by Towers Watson (formerly known as Towers Perrin) in connection with establishing 2008 compensation. Towers Watson, a third-party compensation consultant, was retained by the Company to provide a competitiveness analysis in 2008 but only provided informal guidance to the Company in 2009 that was limited to guidance regarding long-term incentive awards. Consistent with the Company’s cost containment practice of updating the market survey analysis on a biennial or less frequent basis and given the expected uncertain effects that the global economic downturn would have on competitive compensation levels in 2009, the Committee did not engage a consultant to update the 2008 market assessment, and neither the Company nor the Committee retained a compensation consultant in 2009.
     Towers Watson’s 2008 analysis compared the principal components of compensation of each of the Company’s named executive officers—base salary, target bonus, target total cash compensation (base salary plus target annual incentives), long-term incentives, and total compensation—against these elements of compensation paid to similarly positioned officers of companies within a sample of general industry companies in Towers Watson’s 2007 Executive Compensation Database, representing the broader market for executive talent. The analysis focused on 200 private and public companies from across various industries with 2007 revenues under $1 billion (the “2008 Survey”). The Committee also had access to summarized compensation data from a general professional services/advertising industry reference group comprised of the approximately 270 companies and divisions of the Watson Wyatt Services Companies survey and approximately 150 companies and firms (and in some cases multiple divisions of the same company or firm) of the William M. Mercer Professional Services Companies survey. For all compensation survey information, Towers Watson provided only aggregate summary data (i.e., 25th, 50th, and 75th percentile statistics) and did not provide data specific to any individual company.
     The Committee’s practice in prior years was to factor in an approximately 3% upwards adjustment per year from the date of the survey group data to account for annual increases in compensation expected to occur among the companies comprising the survey group. In setting 2009 compensation, however, in light of the probable effects of the deterioration in economic and business conditions that occurred across a number of industries in which the 2008 Survey companies operate, no upward adjustments were made.
     In determining compensation, the Committee also takes into account other factors, such as individual performance, the weighting of each component of compensation and the compensation history of the individual and the Company, as well as management’s recommendations and internal data, when setting compensation levels. Accordingly, the Committee may deviate from its general practice of seeking to target compensation at or near the median compensation of the survey data in light of other factors. For 2009, one significant deviation was to implement base salary reductions in light of the then current and forecasted effects of the global recession on the Company’s business and operations, as more fully described under “Principal Elements of Compensation—Base Salaries”
     In 2010, the Company again retained Towers Watson to provide an update on the analysis of the competitiveness of the Company’s executive compensation arrangements. Consistent with its 2008 assessment, Towers Watson gathered competitive compensation data for similarly sized companies within two market samples. The primary sample was a general industry group comprised of over 700 public and private companies across various industries in Towers Watson’s 2009 General Industry Executive Compensation Database (the “2010 Survey”).
     Similar to its 2008 review, to provide an industry-specific perspective, Towers Watson also gathered competitive compensation data for a market sample that focused on professional services firms and advertising companies from the following published survey sources: Watson Wyatt’s 2009/2010 Survey Report of Marketing Personnel Compensation, Watson Wyatt’s 2009/2010 Top Management Comp Calculator and William M. Mercer’s 2009 Executive Compensation Survey. This survey data was not referenced with respect to the named executive officers as it primarily was used as a reference point for those Company positions that did not correlate with comparable positions in the 2010 Survey.
     With respect to the named executive officers, data from both samples were size-adjusted to reflect Schawk’s 2009 revenues of approximately $500 million. The Committee deemed data reflecting this revenue size to be more in-line with the Company’s revenues over the past several years, which reflected, in part, the adverse effect of the unexpected global economic downturn on the Company’s business and growth plans. Accordingly, given the general correlation between revenues and compensation, with larger companies generally paying more than smaller companies to similarly situated executives, survey data that better correlates with the Company’s recent revenue levels is expected to result in more competitive compensation levels for the Company’s named executive officers.
     Towers Watson compared the principal components of compensation of each of the Company’s named executive officers—base salary, target bonus, target total cash compensation (base salary plus target annual incentives), long-term incentives, and target total direct compensation (target total cash compensation plus long-term incentives) —against these elements of compensation paid to similarly positioned officers of companies within the 2010 Survey described above. Similar to the 2008 assessment, for all compensation survey information, Towers Watson provided only aggregate data (i.e., 25th, 50th, and 75th percentile statistics) and did not provide data specific to any individual company.
     For 2010, based on a comparison against the 2010 Survey described above, the total base salary, target annual cash bonus and LTI for each of the named executive officers (other than Mr. Schawk) places them slightly above the median with respect to total base salary, target cash bonus and LTI, respectively, of the 2010 Survey, and slightly below the median with respect to Mr. Schawk. However, adjusting the survey data to assume a general industry sample of companies with revenues near $1 billion, the base salary, target annual cash bonus and LTI for each of the named executive officers placed them below the median for each component of pay.
     As noted above, the Committee also takes into account other factors in addition to the survey group analysis when setting compensation levels and, accordingly, the Committee may deviate from its general practice of seeking to target compensation at or near the median compensation of a survey group in light of other factors. For 2010, no material deviations were made except with respect to Mr. Cunningham’s long-term incentives as described below.

Overview of the Principal Elements of the Company’s Senior Executive Compensation
     To meet its objectives, Schawk has designed a total compensation package for senior executive officers that includes:
•	base salary

•	annual cash bonus

•	long-term incentives, comprised of three components:
•	stock options

•	restricted stock

•	performance awards
     The Committee also considers income deferral, life insurance, and retirement and post-employment benefits as important facets of its compensation package.
     The Committee believes that each of these principal elements of total compensation contributes to one or more of the goals the Committee seeks to achieve through its compensation program:
•	Base salaries. The Company provides the opportunity for the senior executive officers to earn a market competitive annual base salary in order to attract and retain highly qualified individuals and to provide a base wage that is not subject to Company-performance risk.

•	Annual and long-term incentive awards. The Company relies to a large degree on an annual bonus, if any, and long-term equity and cash incentives to attract and retain its senior executive officers and key employees. The Committee also uses these awards to motivate its senior officers, on an individual basis and collectively as a team, to achieve annual financial goals and longer term Company performance goals. Both annual and long-term incentive compensation is closely tied to the performance of the Company and the individual in a manner that the Committee believes encourages a sharp and continuing focus on building profitability and improving the opportunities for greater stockholder value.

•	Other benefits. Providing retirement benefits, income deferral and other benefits is consistent with Schawk’s desire and ability to attract and retain skilled executives and recognizes that similar benefits are commonly provided at other companies that it competes with for talent.
Principal Elements of Compensation
     Base Salaries
     In setting annual base salaries and in determining the basis for any base salary increases, the Committee reviews benchmark data and considers individual and Company performance and the recommendations submitted by the Chief Executive Officer and other members of management. For the named executive officers, base salaries reflect the Committee’s desire to establish salaries at or near the median of the base salary range for the survey group companies.
     In February 2009, new base salaries were approved for Messrs. Schawk, Sarkisian and Cunningham. The 2009 base salaries represented a 10% decrease for Mr. Schawk, and a 5% decrease each for Messrs. Sarkisian and Cunningham, from each officer’s 2008 base salary on an annualized basis. The Committee made these reductions as part of the Company’s overall commitment to reduce operating costs in light of the then current and foreseeable adverse economic conditions affecting the Company.
     The table below reflects base salaries and percentage decreases in base salary for the Company’s named executive officers in 2009.

	Base Salary
Name	2008	2009	Percentage Decrease
David A. Schawk	$595,000	$535,500	(10.0)%
A. Alex Sarkisian	440,000	418,000	(5.0)
Timothy J. Cunningham	375,000	356,250	(5.0)
     The 2009 base salaries were at or slightly below the median base salaries of similar executives in the companies comprising the 2008 Survey.
     In February 2010, new base salaries were approved for Messrs. Schawk, Sarkisian and Cunningham of $571,200, $431,200 and $367,500 respectively. The 2010 bases salaries represent a restoration of one-half of the 10% decrease from 2009 for Mr. Schawk and a restoration of 3/5ths of the 5% decrease from last year for Messrs. Sarkisian and Cunningham. The 2010 base salaries are at or slightly above the median base salaries of similarly situated executives in the companies comprising the 2010 Survey.
     Annual Bonuses
     As part of each named executive officer’s compensation package, the Company provides them with an incentive to maintain high performance and to achieve certain annual Company financial goals through opportunities to earn cash bonuses each year. Consistent with prior years, the Committee chose achievement of targeted levels of consolidated operating income (“COI”) as the performance measure by which 2009 annual award opportunities may be earned. The Committee determined that COI remains a good indicator of enhanced shareholder value. Each named executive officer’s bonus opportunity amount is based on a percentage of his annual base salary. Depending on the level of achievement of the established COI target, each named executive officer is eligible to earn a threshold, target or maximum level of bonus award. For 2009, upon achievement of a threshold level of COI of approximately $24.2 million, Mr. Schawk was eligible to receive a bonus equal to 45% of his base salary, and upon achievement of the target or maximum level of COI of approximately $30.3 million and $36.3 million, respectively, Mr. Schawk was eligible to receive a bonus equal to 75% and 100%, respectively, of his base salary. For Messrs. Sarkisian and Cunningham, the amount payable upon achieving the threshold, target or maximum COI level was 40%, 60% and 90%, respectively, of base salary. The higher level of bonus opportunity as a percentage of base salary for Mr. Schawk in comparison to Messrs. Sarkisian and Cunningham reflects consistency with the allocations among the 2008 Survey companies and the Committee’s determination that a higher percentage of performance-based compensation relative to base salary should be attributed to Mr. Schawk.
     The Committee has the discretion to adjust annual incentive amounts and targets for certain extraordinary items. For 2009, the Committee determined to exclude from the 2009 COI calculation income received by the Company in 2009 as a result of the settlement of litigation arising from the Company’s 2005 acquisition of Seven Worldwide as well as charges related to adjustments to pension withdrawal liability costs originally incurred in 2008 and certain asset impairment charges related to real property acquired in the Seven Worldwide acquisition. These amounts were excluded from the COI determination due to their nonoperating, nonrecurring nature and were not part of or anticipated at the time the Company’s internal 2009 forecasts were prepared. In 2009, the Company achieved a COI of

$36.5 million, which exceeded the maximum COI goal for 2009. Accordingly, the maximum level of bonus was paid to the named executive officers in 2010: $535,500 for Mr. Schawk, $376,200 for Mr. Sarkisian and $320,625 for Mr. Cunningham.
     For 2010, the Committee approved the annual performance targets to be used for the 2010 annual bonus opportunity. As in 2009, the key performance measurement will be COI. The percentage of base salary of comprising the threshold, target and maximum award levels remained the same as for 2009.
     Long-Term Incentives
     The following discussion contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be viewed as statements of management’s expectations concerning the Company’s future results, or as earnings or other financial guidance. We specifically caution investors not to apply these statements to other contexts.
     General. Each fiscal year, the Committee considers the desirability of granting senior executive officers and other key employees of the Company equity-based and other long-term incentive awards. The Committee considers the overall performance of the Company and individual performance in determining the amounts to be granted. In addition, the Committee typically receives and considers compensation recommendations from management, including the Chief Executive Officer (except respecting himself), who evaluates market data and reviews performance for all senior executive officers. The Committee believes its pattern of awards focuses the Company’s senior executive officers and other key employees on building profitability and stockholder value. The purpose of these awards is to reward such officers for their performance toward meeting the Company’s financial and business goals, to give officers a stake in the Company’s future, which is directly aligned with the creation of stockholder value, to provide incentives for continued service with the Company, and to provide an appropriate mix of types of awards to reflect a diversified array of performance goals.
     The Company’s long-term compensation goals for each named executive officer are fulfilled through awards, under the Company’s incentive plan, of stock options and restricted stock as well as cash-based long-term performance awards that represent opportunities to earn cash payments. These components of the long-term incentive awards were selected as the most appropriate incentive mix to link compensation to increased profitability and increased stockholder value. The mix of these components can vary for each executive based on factors such as alignment with stockholders’ interests, retention objectives, internal performance measures and tax, accounting and dilution considerations. The mix of 2009 long-term incentives for Messrs. Schawk, Sarkisian and Cunningham based on the economic value of each component were as set forth below.

Name	Award Type	2009 Proportion
David A. Schawk	Cash Performance Awards	50.0%
	Stock Options	12.5
	Restricted Stock	37.5

A. Alex Sarkisian	Cash Performance Awards	35.0
	Stock Options	30.0
	Restricted Stock	35.0

Timothy J. Cunningham	Cash Performance Awards	35.0
	Stock Options	30.0
	Restricted Stock	35.0

     For Mr. Schawk, in light of his significant equity ownership in the Company, the allocation of long-term incentives is more heavily weighted towards cash-based performance awards in comparison to the other named executive officers. Messrs. Sarkisian and Cunningham’s long-term mix is weighted more toward equity to encourage company ownership and retention objectives.
     For 2009, the Committee determined to decrease the aggregate target value of the LTI awards for each officer by 15%, from approximately $800,000 to $680,000 for Mr. Schawk, and from approximately $350,000 to $297,000 for Mr. Sarkisian and Mr. Cunningham, which placed the LTI component for Messrs. Schawk and Sarkisian below the median based on the 2008 Survey and slightly above the median for Mr. Cunningham. The Committee believed that the target goals for the performance award component provided more opportunity for achievement than the goals previously established for the performance cycles that were then in-process. That consideration, in addition to the Committee’s belief that the market value of the Company’s stock reflected a depressed value, drove the decision to reduce the aggregate value of the LTI component. In addition, the Committee changed the LTI allocation among stock options, restricted stock and performance awards. For Messrs. Sarkisian and Cunningham, the allocation was modified to reduce the value of the stock option component from 50% of the total award to 30% of the total award, which increased each of the restricted stock and performance award components to 35% of the total award. For Mr. Schawk the allocation did not change since his allocation was already more heavily weighted towards cash-based performance awards. The Committee made this change to limit possible excess benefits in the future that could be derived considering, in the Committee’s view, the Company’s low stock price prior to and at the time the awards were granted, which the Committee believed did not reflect the true value and prospects of the Company.
     For 2010, the Committee determined to decrease by 10% the aggregate target value of the LTI awards for Mr. Sarkisian to better align with the 2010 Survey. Mr. Sarkisian’s 2010 LTI value was set at $270,000 from $297,000 for 2009. Because Mr. Schawk was already below market on the aggregate target value of LTI awards, his 2010 value remained unchanged at $680,000 from 2009. The Committee also determined to set Mr. Cunningham’s 2010 LTI value at $270,000, from $297,000 for 2009, to align with Mr. Sarkisian. Although establishing Mr. Cunningham’s aggregate LTI value at $270,000 resulted in Mr. Cunningham’s LTI value being above the median LTI value of similarly situated positions in the 2010 Survey, the Committee determined that internal pay equity and historical practice warranted this approach. The Committee made no changes to the 2010 LTI award allocation mix from the allocation mix established for the 2009 LTI awards.
     Stock Options. Awards of stock options, when granted, generally will vest in three equal annual installments beginning on the first anniversary of the grant date. The exercise price for each stock option grant is determined by the Committee in its sole discretion and is specified in the applicable award agreement; provided, however, the exercise price on the date of grant shall be at least equal to 100% of the fair market value of the shares on the date of grant, which is the closing price of the Company’s common stock on the date of grant as reported by the New York Stock Exchange.
     Detail concerning awards granted in 2009 can be found under “Executive Compensation—Plan-Based Award Grants in Last Fiscal Year.” In addition, in 2010, Mr. Schawk received an award of options to purchase 13,150 shares of common stock at an exercise price of $12.87 per share. In 2010, Messrs. Sarkisian and Cunningham each received awards of options to purchase 12,531 shares of common stock, at an exercise price of $12.87 per share. The value of these awards on the grant date reflects the change in LTI mix described above and the overall reduction in the aggregate value of LTI awards.

     Restricted Stock. Restricted stock that may be awarded generally will cliff vest on the third anniversary of the grant date. Each award represents a grant of a fixed number of shares of common stock of the Company that are subject to forfeiture (i.e., vesting) restrictions. Upon vesting, the shares become unrestricted and nonforfeitable.
     Detail concerning awards of restricted stock granted in 2009 can be found under “Executive Compensation—Plan-Based Award Grants in Last Fiscal Year.” During 2010, Mr. Schawk received an award of 22,900 shares of restricted stock and Mr. Sarkisian and Mr. Cunningham each received an award of 8,487 shares of restricted stock. The grant date value of these awards reflect the change in LTI mix as described above and the overall reduction in the aggregate value of LTI awards.
     Performance Awards. The long-term cash performance awards granted to senior executives represent an opportunity to receive cash payments at the end of a specified performance period that are contingent on the achievement of specified threshold, target and maximum performance goals as of the end of such performance period. Currently under the Company’s incentive plan, four performance periods, or cycles, are presently active or were completed in 2009: fiscal years 2007-2009, 2008-2010, 2009-2011 and 2010-2012. The value of the performance awards for all cycles are measured by attaining previously approved Company cumulative earnings per share (“EPS”) and consolidated operating income (“COI”). Goals based on the Company’s EPS and COI were chosen as the best indicators of long-term performance that effectively enhance shareholder value. These award parameters were set as part of a 2005 compensation study performed by the Company’s prior compensation consultant and, for more recent awards, using the updated executive compensation data from Towers Watson. For each cycle the value of the awards was set as part of the Committee’s overall desire to target the median compensation of the general survey group. A discussion of the currently ongoing performance periods and performance periods with respect to which action was taken in 2009 and 2010 follows below.
     For the 2007 to 2009 three-year performance period, which began on January 1, 2007 and ended December 31, 2009, Mr. Schawk received an award that provided him with the opportunity to receive $625,000 if the target level of performance was achieved, and Mr. Sarkisian received an award providing him an opportunity to receive $86,800 if the target level of performance is achieved. Mr. Cunningham was not a participant in the 2007-2009 performance period. In order to receive 100% of the target award opportunity, the Company needed to achieve previously approved target levels for cumulative EPS of $4.48 per share and COI of approximately $221.69 million over the three-year performance period. Because the Company’s actual performance was less than the threshold level to be attained for COI (70% of the target cumulative COI over the performance period) and for cumulative EPS (70% of the target cumulative EPS over the performance period), no awards were earned by the named executive officers at the end of the performance period.
     In March 2008, the Committee approved a new three-year performance period, which runs from January 1, 2008 through December 31, 2010. In order to receive 100% of the target opportunity under the award, the Company must meet target levels for cumulative EPS of $4.17 per share and COI of approximately $211 million over the three-year period. Mr. Schawk is entitled to receive $588,000 if the target level of performance is achieved. Mr. Sarkisian is entitled to receive $128,000 if the target level of performance is achieved. Mr. Cunningham is not a participant in the 2008-2010 performance period.
     In March 2009, the Committee approved a new three-year performance period, which runs from January 1, 2009 through December 31, 2011. In order to receive 100% of the target opportunity under the award, the Company must meet target levels for cumulative EPS of $2.17 per share and COI of approximately $115 million over the three-year period. Mr. Schawk is entitled to receive $496,000 if the target level of performance is achieved. Messrs. Sarkisian and Cunningham are entitled to receive $152,000 if the target level of performance is achieved. The reduction of target levels for cumulative EPS and COI for the performance period ending in 2011 as compared to prior periods reflected the Committee’s consideration of the effect of economic conditions on the ability to meet the historically higher-targeted EPS and COI, as evidenced by the failure to achieve the threshold level of achievement for the prior completed performance period (2006-2008) and the unlikelihood of achieving the threshold level of achievement for the 2007-2009 performance period. The increase in the amount of the target payout for Mr. Sarkisian in comparison to the target payout for the prior year’s cycle for his position reflects the adjustment of the LTI mix to increase the performance award component weighting, partially offset by the overall reduction in value of the LTI component, as further discussed under “Long-Term Incentives—General” above.
     In March 2010, the Committee approved a new three-year performance period, which will run from January 1, 2010 through December 31, 2012. In order to receive 100% of the target opportunity under the award, the Company must meet target levels for cumulative EPS over the three-year period of $2.69 per share and COI over the three-year period of approximately $154 million. Mr. Schawk is entitled to receive $454,866 if the target level of performance is achieved. Messrs. Sarkisian and Cunningham are entitled to receive $126,426 if the target level of performance is achieved. The EPS and COI targets were set higher than the prior year’s performance period to retain the awards’ incentive objectives in light of the expected better economic conditions during the performance period.
Other Compensation and Benefit Arrangements
     Retirement Plans
     The Company offers a tax-qualified 401(k) retirement savings plan to which generally all U.S.-based non-union employees are eligible to participate, including senior executive officers. Employees may contribute up to 100% of annual salary subject to the limits prescribed by the Internal Revenue Service (IRS). The Company historically has matched employee contributions up to a prescribed percentage; however, the match is discretionary and is subject to change or elimination. There is a graduated vesting schedule whereby matching contributions are fully vested following six years of service. As members of the highly compensated group, to satisfy applicable tax-qualified nondiscrimination tests, the senior executives are generally limited to a 8% deferral, effective January 1, 2010, up from 7% in 2009.
     Effective January 1, 2009 the Company’s discretionary match was reduced from 100% of the first 5% contributed by the employee to 100% of the first 2% contributed by the employee. On March 23, 2009 the discretionary match was suspended as part of the Company’s efforts to reduce costs in light of the Company’s then difficult operating environment. The Company reinstated the discretionary match opportunity effective January 1, 2010, but it is subject to attainment of certain Company performance goals. The discretionary match, if made, will be based on the Company achieving targeted levels of an adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and other nonoperating measures) for the year. Since any match by the Company directly impacts the Company’s costs and cash levels, the use of adjusted EBITDA values makes the discretionary match dependent on objective indicators of the Company’s operational and financial health. If the Company achieves a threshold range of adjusted EBITDA, the discretionary match would be 1.5%. If the Company meets a target range of adjusted EBITDA, the discretionary match would be 2.0% and if the targeted range is exceeded, the discretionary match would be 2.5%.
     Income Deferral Plan
     To provide a comprehensive and competitive total rewards package, Schawk also offers a non-qualified retirement plan to highly compensated employees. Because of certain 401(k) limits imposed by the Internal Revenue Code, the plan allows eligible participants to defer up to an additional $25,000 annually on a tax-deferred basis irrespective of the 401(k) limitations. The plan is designed and administered to meet the provisions of the American Jobs Creation Act of 2004 including Internal Revenue Code section 409A. None of the currently serving named executive officers presently participate in this plan.
     Life Insurance
     The Company maintains life insurance policies for Messrs. Schawk and Sarkisian. These policies are designed to encourage these executives to remain in the service of the Company. The policies provide each executive’s beneficiary with a cash payment in the event the executive terminates service as a result of his death. For each policy, the portion of the annual premium due under the policy that can be attributed to benefits payable to a beneficiary designated by the executive is treated as taxable compensation by the executive. As of December 31, 2009, under the policies, Mr. Schawk’s beneficiary would be entitled to an estimated death benefit of $2,475,767 and Mr. Sarkisian’s beneficiary would be entitled to receive an estimated death benefit of $627,056.
     Arrangements upon Termination of Service
     The Company provides a severance pay plan for all U.S. based full time employees, including senior executive officers, but excluding members of a collective bargaining unit. Under the terms of the Company’s incentive plan, the terms of the agreements underlying long-term incentive awards made to named executive officers and, with respect to Mr. Cunningham, his employment agreement, outstanding stock options, restricted stock and performance awards may become exercisable, vested or payable in the event of death, disability, retirement and certain other terminations of service, as well as in the event of a change in control. In addition, Mr. Schawk and Mr. Cunningham (or each officer’s respective beneficiaries in the event of death) are entitled to certain payments upon death, disability or in an event of a change in control under each officer’s employment agreement. Please refer to “Executive Compensation—Potential Payments Upon Termination or Change in Control” and the related tables and footnotes for additional information concerning severance arrangements.
     The Company provides severance and retirement benefits to facilitate the Company’s ability to attract and retain executives as the Company competes for talent in a marketplace where such protections are commonly offered. The Committee believes that the provision of severance arrangements under its incentive plan with change-in-control compensation protection provisions encourages employees to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes.
     Accounting and Tax Considerations
     The Company believes it has structured its compensation program to comply with Internal Revenue Code sections 162(m) and 409A as currently in effect.
     Compensation Committee Report
     The Option/Compensation Committee of the Board of Directors of the Company oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.
     In reliance on the review and discussions referred to above, the Option/Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement in connection with the Company’s 2010 Annual Meeting of Stockholders, to be filed with the Securities and Exchange Commission.
     This report is submitted by the members of the Company’s Option/Compensation Committee.
Judith W. McCue
John T. McEnroe
Hollis W. Rademacher
Leonard S. Caronia
     The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
EXECUTIVE COMPENSATION
Summary Compensation Table
     The table below sets forth certain information for fiscal years 2009, 2008 and 2007 with respect to the annual cash and non-cash compensation earned by: (i) the President and Chief Executive Officer (the principal executive officer); (ii) the Company’s Chief Financial Officer (the principal financial officer); and (iii) other executive officers of the Company who were the most highly compensated executive officers of the Company as of the end of 2009 (collectively, the “named executive officers”) for services rendered in all capacities to the Company.
Summary Compensation Table

							Change in
							Pension
							Value &
							Nonqualified
						Non-Equity	Deferred	All Other
				Stock	Option	Incentive Plan	Compensation	Compen-
Name and		Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Earnings	sation(5)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
David A. Schawk	2009	535,500	535,500	294,790	82,226	—	—	21,166	1,469,182
President and CEO	2008	595,000	—	346,817	91,850	—	—	28,477	1,062,144
	2007	575,000	258,750	254,886	85,571	343,800	—	27,576	1,545,583

A. Alex Sarkisian	2009	418,000	376,200	120,374	86,337	—	—	16,059	1,016,970
Executive Vice	2008	440,000	—	101,154	160,741	—	—	24,871	726,766
President and Chief	2007	415,000	166,000	70,186	143,251	47,750	—	24,318	866,505
Operating Officer

Timothy J. Cunningham	2009	356,250	320,625	120,367	86,335	—	—	4,469	888,046
Executive Vice	2008	281,935	156,170	201,750	206,315	—	—	—	846,170
President and Chief Financial Officer(6)

(1)	See “Compensation Discussion and Analysis—Principal Elements of the Company’s Senior Executive Compensation—Annual Bonuses” for a description of the Company’s annual bonus award opportunity. For Mr. Cunningham, the 2008 bonus includes a $125,000 cash award earned in 2008 pursuant to the terms of his employment agreement that was paid in January 2009. The remaining 2008 bonus amount for Mr. Cunningham consists of bonus amounts earned prior to his appointment as Executive Vice President and Chief Financial Officer.

(2)	Represents the total grant date fair value for each year shown attributable to restricted stock grants computed in accordance with FASB ASC Topic 718. Stock awards are valued using the closing market price of our common stock on the grant date. Assumptions used in the calculation of these amounts are included in Note 15 to the Company’s audited financial statements in its Form 10-K for the fiscal year ended December 31, 2009.

(3)	Represents the total grant date fair value for each year shown attributable to stock options computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 15 to the Company’s audited financial statements in its Form 10-K for the fiscal year ended December 31, 2009.

(4)	Represents cash settlement of long-term performance awards following the completion of the applicable performance period. For the 2007 award amounts shown, the performance period commenced on July 1, 2005 and ended on December 31, 2007. For 2008, the performance period commenced on January 1, 2006 and ended on December 31, 2008. For 2009, the performance period commenced on January 1, 2007 and ended on December 31, 2009. See “Compensation Discussion and Analysis—Principal Elements of Compensation—Long-Term Incentives—Performance Awards” for a description of the terms and calculation methodology for these awards.

(5)	For 2009 for Messrs. Schawk and Sarkisian, these amounts represent the actual costs paid for the following: auto allowance ($10,200), matching contributions to the Company’s 401(k) plan ($3,044 for Mr. Schawk and $2,310 for Mr. Sarkisian) and life insurance premiums ($7,922 for Mr. Schawk and $3,549 for Mr. Sarkisian). For 2009 for Mr. Cunningham, the amount represents matching contributions to the Company’s 401(k) plan. No amounts have been included for personal use of corporate aircraft during 2009 for which the Company received full reimbursement. The Company has a fractional interest in a corporate aircraft for business purposes. The Company allows limited personal use of the aircraft by certain named executive officers and directors so long as such use does not interfere with the availability and use of the aircraft for business purposes, and in each case so long as all incremental costs of such personal use are borne by the executive.

(6)	Mr. Cunningham commenced service with the Company on March 28, 2008 and was appointed Executive Vice President and Chief Financial Officer on September 18, 2008. The 2008 compensation disclosed for Mr. Cunningham includes amounts earned since March 28, 2008.
Plan-Based Award Grants in Last Fiscal Year
     The following table provides information regarding stock, option and cash-based awards made to each named executive officer in 2009.

					All Other	All Other
					Stock	Option			Grant
					Awards:	Awards:	Exercise	Closing	Date Fair
					Number of	Number of	or Base	Market	Value of
		Estimated Future Payouts Under Non-			Shares of	Securities	Price of	Price on	Stock and
		Equity Incentive Plan Awards(1)			Stock or	Underlying	Option	Grant	Option
	Grant	Threshold	Target	Maximum	Units(2)	Options	Awards	Date	Awards
Name	Date	($)	($)	($)	(#)	(#)	($/Sh)	($/Sh)	($)
David A. Schawk	4/9/2009	124,000	496,000	744,000	42,477	28,220	6.94	6.94	377,017
A. Alex Sarkisian	4/9/2009	38,000	152,000	228,000	17,345	29,631	6.94	6.94	206,712
Timothy J. Cunningham	4/9/2009	38,000	152,000	228,000	17,344	29,630	6.94	6.94	206,702

(1)	These values represent estimated possible payouts under cash-based performance awards for the 2009-2011 performance period. See “Compensation Discussion and Analysis—Principal Elements of Compensation—Long-Term Incentives” and “Compensation Discussion and Analysis—Other Compensation and Benefit Arrangements—Arrangements upon Termination of Service” for a discussion of the terms of these awards.

(2)	Shares under this column represent shares of restricted stock that cliff-vest three years from the date of grant. See “Compensation Discussion and Analysis—Principal Elements of Compensation—Long-Term Incentives” and “Compensation Discussion and Analysis—Other Compensation and Benefit Arrangements—Arrangements upon Termination of Service” for a discussion of the terms of the restricted stock.

Outstanding Equity Awards at Fiscal Year End
     The following table summarizes for each named executive officer the number of shares of common stock subject to outstanding equity awards and the value of such awards that were unexercised or that have not vested at December 31, 2009.
Outstanding Equity Awards as of December 31, 2009

Option Awards					Stock Awards
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option		Stock that	Stock that
	Options	Options	Exercise	Option	have not	have not
	(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable(1)(2)	($)	Date	(#)(1)(3)(4)	($)
David A. Schawk	100,000	—	8.9000	02/27/2011
	120,000	—	9.6100	03/05/2012
	160,000	—	9.2200	02/27/2013
	170,000	—	14.2500	03/02/2014
	100,000	—	18.7250	04/07/2015
	12,200	—	17.4300	08/08/2016
	9,000	4,500	18.4700	03/23/2017	13,800	187,680
	5,445	11,054	15.8400	03/20/2018	21,895	297,772
	—	28,220	6.9400	04/09/2019	42,477	577,687

A. Alex Sarkisian	13,072	—	7.6250	02/22/2010
	45,000	—	8.9000	02/27/2011
	60,000	—	9.6100	03/05/2012
	60,000	—	9.2200	02/27/2013
	70,000	—	14.2500	03/02/2014
	70,000	—	18.7250	04/07/2015
	20,400	—	17.4300	08/08/2016
	15,067	7,533	18.4700	03/23/2017	3,800	51,680
	9,528	19,346	15.8400	03/20/2018	6,386	86,850
	—	29,631	6.9400	04/09/2019	17,345	235,892

Timothy J. Cunningham	—	31,250	16.1400	09/18/2018	12,500	170,000
	—	29,630	6.9400	04/09/2019	17,344	235,878

(1)	See “Compensation Discussion and Analysis—Principal Elements of Compensation—Long-Term Incentives” for a discussion of vesting schedules and other terms of restricted stock awards and stock options.

(2)	The vesting dates of the respective stock options held at December 31, 2009 that were unexercisable are summarized as follows: (i) for the remaining unvested options from the grant that expires on March 23, 2017, all vest on March 23, 2010, (ii) for the remaining unvested options from the grant that expires on March 20, 2018, approximately 50% vest on March 20, 2010 and 50% vest on March 20, 2011, (iii) for the options from the grant that expires on September 18, 2018, 100% vest on September 18, 2011, and (iv) for the options that expire on April 9, 2019, 33% vest on April 9, 2010, 33% vest on April 9, 2011 and 34% vest on April 9, 2012.

(3)	The vesting dates of the respective unvested stock awards held at December 31, 2009 are summarized as follows: For Mr. Schawk, 13,800 shares cliff-vest March 23, 2010, 21,895 shares cliff-vest on March 20, 2011 and 42,477 shares cliff-vest on April 9, 2012; for Mr. Sarkisian, 3,800 shares cliff-vest on March 23, 2010, 6,386 shares cliff-vest on March 20, 2011 and 17,345 shares cliff-vest on April 9, 2012; and for Mr. Cunningham, 12,500 shares cliff-vest on September 18, 2011 and 17,344 shares cliff-vest on April 9, 2012.

(4)	Holders of unvested restricted stock awards accrue dividends and may exercise voting rights as if the underlying shares were beneficially owned by the named executive officer.

2009 Option Exercises and Stock Vested
     The following table shows the number of stock option awards exercised by each named executive officer in 2009 and the value realized on exercise.

	Option Awards		Stock Awards
	Number of		Number of Shares
	Shares Acquired	Value Realized on	Acquired on	Value Realized on
	on Exercise	Exercise(1)	Vesting	Vesting
Name	(#)	($)	(#)	($)
David A. Schawk	30,719	115,350	4,900	39,592
A. Alex Sarkisian	—	—	4,100	33,128
Timothy J. Cunningham	—	—	—	—

(1)	Represents the aggregate dollar amount realized by the named executive officer upon exercise of one or more stock options during 2009. The dollar amount reported represents the number of shares acquired on exercise multiplied by the difference between the market closing price of our common stock on the exercise date and the exercise price of the option.
2009 Non-Qualified Deferred Compensation
     None of the Company’s named executive officers participated in the Company’s income deferral plan or any other plan that provides for the deferral of compensation on a basis that is not tax-qualified during 2009.
Employment Agreements
     None of the Company’s named executive officer’s employment is subject to a written employment agreement, except David A. Schawk and Timothy J. Cunningham.
     Agreements with David Schawk and Clarence Schawk. The Company is party to amended and restated employment agreement, effective as of October 1, 1994, with David A. Schawk, which provides for an initial employment term of 10 years (through December 31, 2004), with one-year extensions thereafter unless terminated by either the Company or the executive. The employment agreement provides for an annual salary, cash bonus and an annual grant of stock options. The terms governing the annual salary, bonus and equity compensation amounts in the employment agreement for Mr. Schawk have been superseded by the new compensation parameters adopted in 2005 as further described under “Compensation Discussion and Analysis.”
     Clarence W. Schawk and the Company also are party to an employment agreement with terms similar to the agreement with David A. Schawk. Clarence W. Schawk elected to receive a base salary of $50,000 for the calendar year 2009 although his employment agreement permits a higher annual base salary amount. Additionally, for 2009, Clarence Schawk waived receipt of the cash and stock option bonus amounts to which he was entitled under the terms of his agreement. The Company has a deferred compensation agreement with Clarence Schawk dated June 1, 1983, which was ratified in his restated employment agreement. No amounts currently are being deferred. The Company had deferred compensation liability equal to $815,000 at December 31, 2009 and December 31, 2008.
     The agreements permit termination by the Company “for cause,” as defined in the agreements, at any time prior to a change in control. Under the terms of the employment agreements, if the Company chooses to terminate either executive without cause (as defined in the agreements) prior to a change in control (as defined in the agreements), he will be entitled to receive severance in the amount of his base salary provided for in the agreement for four years following termination. Following a change in control, each agreement provides that the Company shall have no further right to terminate either executive’s employment without cause.
     Each agreement also contains certain noncompetition and nonsolicitation provisions that prohibit the executive from soliciting or rendering services to clients of the Company or rendering services to certain competitors of the Company for a two-year period after termination without the consent of the Company.
     Employment Agreement with Timothy Cunningham. In connection with Mr. Cunningham’s appointment, the Company entered into an employment agreement with Mr. Cunningham, effective as of September 18, 2008. The terms of the agreement provide for an initial annual base salary that may be increased from time to time; an award of 12,500 shares of restricted common stock and options to purchase 31,250 shares of common stock, each of which cliff-vests three years from the effective date of the agreement; and the opportunity to earn a cash bonus of $125,000 upon the achievement of certain performance goals and objectives mutually agreed to by Mr. Cunningham and the Company, which was earned and paid in January 2009. In addition, beginning January 1, 2009, Mr. Cunningham became eligible to participate in the Company’s existing annual and long-term incentive programs, including awards of cash and equity that may be granted from time-to-time under the Company’s long-term incentive plan.
     Under the agreement, Mr. Cunningham’s employment may be terminated by the Company at any time with or without “cause,” as defined in the agreement, upon his death or upon his “disability,” as defined in the agreement, and may be terminated by Mr. Cunningham upon his resignation with or without “good reason,” as defined in the agreement. In the event the Company terminates Mr. Cunningham for cause, or if he resigns without good reason, he would be entitled to earned but unpaid salary and certain benefits accrued during the term of his employment. If Mr. Cunningham chooses to resign with good reason, or if the Company terminates his employment without cause, he also will be entitled to receive an amount equal to one times his then-current base annual salary; a pro rata bonus based on the target bonus amount for the year in which the termination occurs; immediate accelerated vesting of unvested equity and other awards issued under the Company’s long-term incentive plan; and continuation of certain health benefits for up to one year. In the event of Mr. Cunningham’s death or disability, he or his estate will be entitled to earned but unpaid salary and certain benefits accrued during the term of his employment; a pro rata bonus based on the target bonus amount for the year in which the termination occurs; immediate accelerated vesting of unvested equity and other awards issued under the Company’s long-term incentive plan; and continuation of certain health benefits for up to one year.
     The agreement contains certain non-competition and nonsolicitation provisions that, subject to certain exceptions, prohibit Mr. Cunningham from becoming involved in any business that competes with the Company or provides similar products and services, and from soliciting any clients or employees of the Company. These non-competition and nonsolicitation provisions remain in effect during the term of the agreement and for a period of one year after the termination of his employment.
Compensation Committee Interlocks and Insider Participation
     Decisions regarding the cash compensation paid to the Company’s named executive officers, David A. Schawk, Mr. Sarkisian, Mr. Cunningham and Mr. Patterson, were made by the Option/Compensation Committee of the Board of Directors for fiscal year 2009. Awards under the stock incentive plan are administered by the Option/Compensation Committee, which is comprised of Judith W. McCue, John T. McEnroe, Hollis W. Rademacher and Leonard S. Caronia. Mr. McEnroe does not receive cash compensation for services provided as a director of the Company. Messrs. David A. Schawk and Sarkisian participated in the deliberations of the Option/Compensation Committee with regard to the compensation of executive officers other than themselves.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires Directors, certain officers and certain other owners to periodically file notices of changes in beneficial ownership of the Company’s common stock with the Securities and Exchange Commission. To the best of the Company’s knowledge, during 2009 all required reports of beneficial ownership were timely submitted.
Deductibility of Executive Compensation
     The Internal Revenue Code limits the allowable tax deduction that may be taken by the Company for compensation paid to the Chief Executive Officer and the other highest paid executive officers required to be named in the “Summary Compensation Table.” The limit is $1 million per executive per year, although compensation payable solely based on attaining performance goals is excluded from the limitation. The Company believes that all 2009 compensation of executive officers is fully tax deductible by the Company.
Potential Payments upon Termination or Change in Control
     The Company has employment agreements with Mr. David A. Schawk and Mr. Cunningham and maintains a severance plan and an incentive plan covering named executive officers that will require the Company to provide incremental compensation in the event of involuntary termination of employment, retirement or a change in control of the Company.
     Overview
     Employment Agreements. The Company is party to an amended and restated employment agreement with David A. Schawk and an employment agreement with Mr. Cunningham. See “Executive Compensation—Employment Agreements” for a description of the material terms of the employment agreements. Under each employment agreement, these executives and/or their beneficiaries are entitled to certain payments upon death, disability, termination without cause or in an event of a change in control as further described below. No other named executive officer has a written employment contract with the Company that contains provisions regarding potential payments upon termination or a change in control of the Company.
     Severance Pay Plan. The Company provides a Severance Pay Plan for all U.S.-based full-time employees, including the named executive officers, but excluding members of a collective bargaining unit. The plan allows for three days of severance per year of service up to a maximum of eight weeks severance. Under one year of service equates to five days of severance.
     Equity and Cash-based Awards. Under the terms of the Company’s incentive plan and the terms of the agreements underlying awards made to named executive officers, outstanding stock options, restricted stock and cash-based performance awards (collectively referred to as “LTI awards”) may become exercisable, vested or payable in the event of death, disability, retirement and other terminations of service, as well as in the event of a change in control. These provisions apply to all outstanding LTI awards of the named executive officers except, with respect to Mr. Cunningham, to the extent the employment agreement with Mr. Cunningham provides for different terms. The provisions of the Company’s incentive plan and award agreements with respect to LTI awards are summarized below.

          Stock Options. If a named executive officer terminates employment with the Company for any reason other than “for cause” (as defined in the incentive plan), he forfeits any options that are not yet vested. If employment is terminated for cause, he forfeits all outstanding options. In the event of death during employment, a named executive’s estate can exercise outstanding options to the extent exercisable within three months after his death. In the event of a change in control of the Company, all outstanding options become immediately fully vested and exercisable.
          Restricted Stock. If a named executive’s employment with the Company terminates for any reason, other than for death, disability, or retirement, or in connection with a change in control of the Company, before the third anniversary of the date of grant, shares of restricted stock granted will be forfeited and transferred to the Company. If a named executive’s employment with the Company terminates because of death, disability or retirement, shares of restricted stock will become 100% vested and unrestricted, provided that the executive has continued in the employment of the Company through the occurrence of such event. In the event of a change in control, shares of restricted stock immediately vest and become payable in a prorated amount equal to the portion of the vesting period elapsed through the date of the change in control.
          Cash-based Performance Awards. The treatment of outstanding cash-based performance awards in the event of death, disability, retirement or upon a change in control is described under each such termination scenario below. Termination of employment for any reason other than death, disability, retirement, or upon a change in control of the Company during the performance period or prior to payout of an incentive award will result in forfeiture of the award with no payment to the executive, subject to the discretion of the Option/Compensation Committee.
     The following discussion takes each termination of employment scenario—voluntary resignation or retirement, death or disability, termination for cause, termination without cause and a change in control of the Company—and describes the additional amounts, if any, that the Company would pay or provide to each named executive officer or his beneficiaries as a result. The discussion below and the amounts shown reflect certain assumptions made in accordance with SEC rules. These assumptions are that the termination of employment or change in control occurred on December 31, 2009 and that the value of a share of the Company’s common stock on that day was $13.60, the closing price on the New York Stock Exchange on December 31, 2009, the last trading day of 2009.
     In addition, in keeping with SEC rules, the following discussion and amounts do not include payments and benefits that are not enhanced by the termination of employment or change in control. These payments and benefits include:
•	benefits accrued under the Company’s tax-qualified 401(k) Plan in which all employees participate;

•	accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally;

•	account balances held under the Income Deferral Plan described under “Compensation Discussion and Analysis”; and

•	stock options, restricted stock and performance awards that have vested and become exercisable or non-forfeitable, as applicable, prior to the employment termination or change in control.

     The payments and benefits described above are referred to in the following discussion as the executive officer’s “vested benefits.”
     Voluntary Resignation and Retirement
     Resignation. The Company is not obligated to pay amounts over and above vested benefits in the event of employment termination due to voluntary resignation, unless the executive’s age and years of service qualify for special provisions applicable for retirement.
     Retirement. The Company is not obligated to pay amounts over and above vested benefits in the event of retirement other than with respect to outstanding LTI awards. The treatment of options and restricted stock upon retirement is discussed above under “Overview—Treatment of Equity and Cash-based Awards.” With respect to outstanding cash-based performance awards, if a named executive officer retires during a performance period after turning 55 and completing ten complete years of service, he will receive the amount he would have been eligible to receive had he remained employed through the end of the applicable performance period based on the actual performance results of the Company during the performance period but as prorated through the date employment terminated. If a named executive retires after turning 65 and completing twenty-five complete years of service, he will receive the entire amount of the award he would have been eligible to receive had he remained employed through the end of the performance period based on the actual performance results of the Company during the performance period.
     None of the Company’s named executive officers qualified under any special retirement provisions of any outstanding long-term incentive awards as of December 31, 2009 except Mr. Sarkisian. If Mr. Sarkisian had retired as of December 31, 2009, under the terms of his performance award and restricted stock award agreements, he would be entitled to the following amounts:

	Performance Award Periods			Restricted Stock
	2007-	2008-	2009-	Number of		Total
Name	2009(1)	2010(2)	2011(2)	Shares(3)	Value	Value
A. Alex Sarkisian	—	$85,333	$50,667	27,531	$374,422	$510,422

(1)	Amount represents the value that would be payable based on the Company’s actual performance results at the end of this performance period. No award was payable for the 2007-2009 performance period due to performance below the minimum threshold level of achievement. See “Compensation Discussion and Analysis—Long-Term Incentives—Performance Awards” for further detail of these amounts.

(2)	Amounts represent the potential value that would be payable based on the Company meeting the target level of achievement at the end of each applicable performance period, as prorated from the beginning of the performance period through December 31, 2009, the assumed date of retirement. In the event of retirement, the terms of the award require payout based on the actual performance results of the Company at the end of the performance period. For purposes of this calculation, Company performance at target level of achievement is assumed.

(3)	Upon retirement, all outstanding shares of restricted stock become 100% vested and unrestricted.
     Death or Disability
     David Schawk. Under the terms of Mr. Schawk’s employment agreement, in the event of Mr. Schawk’s death, the Company is obligated to pay to his beneficiaries an amount equal to his annual salary each year for a period of ten years measured from the date of death. As of December 31, 2009, based on Mr. Schawk’s 2009 base salary, this amount would be $535,500 per year. Mr. Schawk or his beneficiaries also would be entitled to amounts under “Life Insurance” and “Treatment of LTI Awards” below.

     In the event Mr. Schawk becomes totally and permanently disabled, the Company may determine the amount of disability income to pay Mr. Schawk and the duration of the payments, provided that the amount and duration of the disability payments is not less than 50% of his monthly base salary prior to becoming disabled per month for the remainder of his life. Based on Mr. Schawk’s 2009 base salary, this amount would be a minimum of approximately $22,292 per month. Mr. Schawk or his beneficiaries also would be entitled to certain amounts under “Treatment of LTI Awards” below.
     In the event Mr. Schawk is unable to perform his duties under the employment agreement due to an extended illness or disability (other than a total and permanent disability) that continues uninterrupted for more than 24 months, the Company may terminate Mr. Schawk. In such an event, the Company has agreed to pay Mr. Schawk an amount not less than his last monthly base salary prior to termination for a period of 24 months. Based on Mr. Schawk’s 2009 base salary, this amount would be approximately $44,583 per month.
     Timothy Cunningham. Under the terms of the Mr. Cunningham’s employment agreement, in the event Mr. Cunningham dies or his employment terminates due to a disability, Mr. Cunningham would be entitled to receive (i) a pro-rata portion of his target annual bonus, if any, for the year in which his termination occurs ($213,750 as of December 31, 2009) and (ii) immediate vesting of unvested equity and other awards as described under “Treatment of LTI Awards” below. In addition, if COBRA continuation coverage is elected, the Company would be obligated to pay the full cost of his and his dependents’ health insurance premiums for one year following the termination date. The approximate value of the COBRA benefit for 2010 would be $17,387.
     Life Insurance. The Company provides its employees, including its named executive officers, with group life, accidental death and dismemberment, and disability insurance coverage. In addition, the Company maintains life insurance policies for Messrs. Schawk and Sarkisian. The policies provide each executive’s beneficiary with a cash payment in the event the executive terminates service as a result of his death. As of December 31, 2009, under the policies, Mr. Schawk’s beneficiary would be entitled to an estimated death benefit of $2,475,767 and Mr. Sarkisian’s beneficiary would be entitled to receive an estimated death benefit of $627,056.
     Treatment of LTI Awards.
          Options. Under the award agreements underlying long-term incentive awards made under the Company’s incentive plan, in the event a named executive officer dies, his vested stock options would remain exercisable for three months following his death but not beyond the original term of the option, except that under the terms of Mr. Cunningham’s employment agreement, vested stock options would remain exercisable for 120 days following his death but not beyond the original term of the option. Additionally, pursuant to the terms of Mr. Cunningham’s employment agreement, any unvested stock option awards would become fully vested and immediately exercisable in the event of his death or disability. At December 31, 2009, Mr. Cunningham had unvested options to purchase 31,250 shares of common stock at an exercise price in excess of the closing price of the Company’s common stock on December 31, 2009 and 29,630 shares of common stock at an exercise price of $6.94 per share.

          Restricted stock. In the event of death or disability of a named executive officer, his unvested restricted stock awards will vest at that time provided that he has continued in the employment of the Company through the date of death or disability. The following table reflects the value of those awards for each of the named executive officers assuming death or disability as of December 31, 2009.

	Unvested Restricted Stock Awards
	Total
	Number	Value
Name	of Shares	($)
David A. Schawk	78,172	1,063,139
A. Alex Sarkisian	27,531	374,422
Timothy J. Cunningham	29,844	405,878
          Performance awards. In the event of the death of a named executive officer during a performance period (other than Mr. Cunningham), his estate will be entitled to a pro rata portion of each outstanding performance award assuming target level of achievement. In the event of disability of an named executive officer (other than Mr. Cunningham), he will receive the amount, if any, based on the actual performance results of the Company for each applicable performance period but as prorated through the date employment terminated. In the event of Mr. Cunningham’s death or disability during a performance period, the terms of his employment agreement provide that he would be entitled to 100% of the award assuming target level of achievement. The following tables reflect the value of those awards for each named executive officer assuming death or disability as of December 31, 2009.

	Performance Award Periods(1)
	(Death)
Name	2007-2009	2008-2010	2009-2011	Total Value
David A. Schawk	$625,000	$392,000	$165,333	$1,182,333
A. Alex Sarkisian	86,800	85,333	50,667	222,800
Timothy J. Cunningham	—	—	152,000	152,000

(1)	The amounts in this table represent the potential amounts payable under each outstanding cash-based performance award based on the Company meeting the target level of achievement at the end of each applicable performance period, as prorated where applicable for Messrs. Schawk and Sarkisian from the beginning of the performance period through December 31, 2009, the assumed date of death.

	Performance Award Periods(1)
	(Disability)
Name	2007-2009(2)	2008-2010	2009-2011	Total Value
David A. Schawk	—	$392,000	$165,333	$557,333
A. Alex Sarkisian	—	85,333	50,667	136,000
Timothy J. Cunningham	—	—	152,000	152,000

(1)	Except as disclosed in footnote (2) with respect to the 2007-2009 performance period, amounts in this table represent the potential amounts payable under each outstanding cash-based performance award based on the Company meeting the target level of achievement at the end of each applicable performance period, as prorated where applicable for Messrs. Schawk and Sarkisian from the beginning of the performance period through December 31, 2009, the assumed date of disability. In the event of disability, the terms of the awards require payout based on the actual performance results of the Company at the end of the performance period. For purposes of disability, this table assumes Company performance at target level of achievement.

(2)	Amounts in this column represent potential amounts payable based on the Company’s actual performance results at the end of this performance period, which were below the threshold level of achievement and resulted in no payments to the named executive officers. See “Compensation Discussion and Analysis—Long-Term Incentives—Performance Awards” for further detail of these amounts. In addition, Mr. Cunningham was not a participant in the 2007-2009 performance award period.

     Termination for Cause
     The Company is not obligated to pay amounts over and above vested benefits if a named executive officer’s employment terminates because of a termination for cause. A named executive officer’s right to exercise vested options expires upon termination for cause. Generally, under the terms of award agreements underlying currently outstanding options, “cause” means, as determined by the Option/Compensation Committee, commission of a felony; dishonesty, misrepresentation or serious misconduct in the performance of the executive’s responsibilities to the Company; unauthorized use of Company trade secrets or confidential information; or aiding a competitor of the Company.
     Termination Without Cause
     The Company provides a severance plan for all U.S.-based full time employees, including named executive officers, but excluding members of a collective bargaining unit. The plan allows for severance equal to three days pay per year of service to a maximum of eight weeks severance, unless further extended at the Company’s discretion. If Mr. Sarkisian was terminated without cause as of December 31, 2009, the amount payable by the Company would be $64,308. Messrs. Schawk and Cunningham would not receive any amounts under the severance plan upon termination without cause because, in the case of Mr. Schawk, the amount he would be eligible to receive under his employment agreement exceeds his potential severance plan payment amount and, in the case of Mr. Cunningham, the payments and benefits he would be entitled to pursuant to the terms of his employment agreement supercede the amounts payable under the severance plan.
     The employment agreement with Mr. Schawk obligates the Company to pay severance benefits if his employment is terminated by the Company without cause at any time prior to a change in control, as defined in Mr. Schawk’s employment agreement. The Company’s primary obligation under these circumstances would be to provide compensation for a 48-month continuation period based on Mr. Schawk’s base salary. Using Mr. Schawk’s 2009 base salary, Mr. Schawk would be entitled to 48 monthly payments of approximately $44,625 each.
     The employment agreement with Mr. Cunningham obligates the Company to pay severance benefits if his employment is terminated by the Company without cause or if Mr. Cunningham resigns with “good reason.” If Mr. Cunningham’s employment terminated as of December 31, 2009 under either event, he would have been be entitled to receive (i) severance pay equal to one year of his base salary ($356,250 as of December 31, 2009), (ii) a pro-rata bonus (based on the number of days elapsed in the current bonus measurement period) based on his target bonus for the year in which his termination occurs ($213,750 as of December 31, 2009), (iii) immediate vesting of any then unvested equity and other awards, as described below, and (iv) if COBRA continuation coverage is elected, the Company would be obligated to pay the full cost of his and his dependents’ health insurance premiums for one year following the termination date ($17,387 at 2010 rates).
     Other than with respect to Mr. Cunningham, no additional or accelerated vesting of outstanding stock options or restricted stock awards would occur in the event of a termination without cause for any of the named executive officers, nor would any payouts occur under performance awards for which the applicable performance period had not yet completed.

     The following table reflects the value of Mr. Cunningham’s unvested equity awards outstanding as of December 31, 2009 that would immediately vest under the terms of his employment agreement if he had been terminated without cause as of December 31, 2009:

	Equity Awards
	Options		Restricted Stock
Name	Number	Value	Number	Value	Total Value
Timothy J. Cunningham	60,880	$197,336	29,844	$405,878	$603,214
     Change in Control
     Following a change in control, Mr. Schawk’s agreement provides that the Company shall have no further right to terminate his employment without cause. For purposes of Mr. Schawk’s employment agreement, a change in control generally would occur if any person or group (other than a Schawk family member) directly or indirectly acquired ownership of a majority of the voting power of Company’s common stock, or if a majority of the Company’s board of directors ceases to consist of members recommended or approved by the board of directors.
     With respect to all named executive officers other than Mr. Cunningham, in the event of a change in control of the Company (as described below):
•	all outstanding options become immediately fully vested and exercisable;

•	all shares of restricted stock immediately vest and become payable in a prorated amount equal to the portion of the vesting period elapsed through the date of the change in control; and

•	the performance period for each performance award outstanding will lapse and the performance goals associated with a performance award will be deemed to have been met at the maximum level of achievement, and the award will be immediately vested and payable in a prorated amount equal to the portion of the performance period elapsed through the date of the change in control; provided, the committee may determine in connection with the grant of an award as reflected in the applicable award agreement that vesting more favorable to the executive should apply.
     With respect to Mr. Cunningham, in the event of a change in control of the Company (as described below):
•	all outstanding options become immediately fully vested and exercisable;

•	all shares of restricted stock immediately vest and become payable; and

•	the performance period for each performance award outstanding will lapse and the performance goals associated with a performance award will be deemed to have been met at the target level of achievement, and 100% of the award will be immediately vested and payable.

     The table below summarizes the additional payments the Company would be obligated to make pursuant to outstanding awards made under the Company’s incentive plan if a change in control occurred as of December 31, 2009.

	Performance Awards			Equity Awards
	2007-	2008-	2009-	Options		Restricted Stock
Name	2009(1)	2010	2011	Number(2)	Value(3)	Number(4)	Value(5)	Total Value
David A. Schawk	—	$588,000	$248,000	43,774	$187,945	78,172	$1,063,139	$2,087,084
A. Alex Sarkisian	—	128,000	76,000	56,510	197,342	27,531	374,422	775,764
Timothy J. Cunningham	—	—	152,000	60,880	197,336	29,844	405,878	755,214

(1)	Amounts in this column represent potential amounts payable based on the Company’s actual performance results at the end of this performance period, which were below the threshold level of achievement and resulted in no payments to the named executive officers. See “Compensation Discussion and Analysis—Long-Term Incentives—Performance Awards” for further detail of these amounts.

(2)	Total number of unvested options as of December 31, 2009.

(3)	Difference between $13.60, the closing stock price on December 31, 2009, and the exercise price of each unvested option.

(4)	Number of unvested restricted shares as of December 31, 2009.

(5)	Value of shares based on $13.60, the closing stock price on December 31, 2009.
     For purposes of outstanding awards made under the Company’s incentive plan, a change in control would occur upon any of the following events:
•	a person or group acquires 30% or more of the combined voting power of the Company’s common stock, subject to certain exceptions including acquisitions by persons or groups who were holders of 30% or more of the outstanding common stock of the Company as of May 17, 2006;

•	the board of directors ceases to be comprised of at least a majority of the members of the board of directors serving at May 17, 2006 and who joined the board subsequent to that date with the board’s approval or recommendation;

•	upon the consummation of a reorganization, merger or consolidation of the Company, or the sale of substantially all of the Company’s assets, other than transactions in which specified requirements of equity ownership in the successor corporation and in its board composition are met;

•	a transaction that results in the Company or its successor no longer being registered under the Securities Act of 1933; or

•	a complete liquidation or dissolution of the Company.
     Unless the named executive officer is terminated without cause in connection with a change in control, no other amounts would have been payable upon a change of control as of December 31, 2009.

PROPOSAL 2: AMENDMENT OF THE 1991 OUTSIDE DIRECTORS’ FORMULA
STOCK OPTION PLAN
     At the Annual Meeting, there will be submitted to stockholders a proposal to amend and restate the Company’s 1991 Outside Directors’ Formula Stock Option Plan, as amended (the “Plan”), in order to extend the term of the Plan for an additional ten years from the date of stockholder approval. Under its existing terms, the Plan will expire on May 16, 2011 and no further option grants could be made under the Plan beyond that date. In addition, as part of the amendment to extend its term, the Company intends to amend the Plan to:
•	change the date that options are automatically granted to the Company’s “outside directors” (defined in the Plan as any director who is not a compensated employee of the Company) from the date an outside director is appointed, elected or re-elected to the Board to the date that is 30 calendar days after such director’s appointment, election or re-election to the Board;

•	make clear the Board’s authority to limit the period that outstanding options may be exercised following a director’s termination of service with the Company; and

•	make certain other minor changes, including clarifications to ensure compliance with Section 409A of the Internal Revenue Code.
     The name of the Plan also will be changed to the “Outside Directors’ Formula Stock Option Plan.” The proposed amendments will not increase the number of stock options that each outside director is entitled to receive under the Plan.
     The Board of Directors of the Company believes that the Plan, as proposed to be amended and extended, will continue to help the Company attract and retain highly qualified and motivated non-employee and independent directors by providing additional incentives to serve on the Board. As a result, the Board of Directors has determined that the Plan should be amended as described above and that the duration of the Plan should be extended an additional ten years which, if approved by the stockholders at the Annual Meeting, would enable the Plan to continue in effect through May 19, 2020, subject to earlier amendment or termination as approved by the Board and, where necessary or deemed appropriate, the stockholders. The affirmative vote of a majority of the holders of the outstanding shares of the common stock of the Company entitled to vote at the annual meeting is required to approve this Proposal 2. Abstentions will have the effect of voting against Proposal 2.
     The following is a summary of the material terms of the Plan, as proposed to be amended. This summary is qualified in its entirety by reference to the full text of the Plan, which is set forth as Appendix A to this proxy statement as restated to reflect the proposed amendments described above.
     The Plan provides that each outside director receive a nonqualified stock option to purchase 2,500 shares of Company common stock thirty days after his or her election or appointment, and any subsequent annual reelection, to the Board of Directors at a per share exercise price equal to the closing price of a share of the Company’s common stock on the grant date. Only the number of shares specified by the formula under the Plan is eligible for grant under the Plan. The options granted to outside directors under the Plan vest in one-third installments on the date of grant and on the first and second anniversaries of the date of grant; provided that the director has not ceased his or her service as a member of the Board on such vesting date for such installment to vest. Options are exercisable for a term of 10 years from the date of grant, subject to any limitations on exercise determined by the Board in the event the director terminates service as a member of the Board. Awards may include such other terms and conditions as are determined by the Board and that are consistent with the Plan.

     The Plan will terminate on May 19, 2020, unless earlier terminated or extended by the Board, and no award shall thereafter be made under the Plan. The Plan may be amended from time to time by the Board of Directors; however, no amendment that has the effect of increasing the benefits provided under the Plan or that otherwise requires stockholder approval pursuant to the listing requirements of the stock exchange on which common stock of the Company is then listed may be effected without the approval of the holders of a majority of the outstanding shares of common stock of the Company.
     A director who is granted a nonqualified stock option under the Plan will recognize ordinary income upon exercise of such option in an amount equal to the aggregate amount by which the per share exercise price is exceeded by the per share fair market value of the common stock of the Company on the date of exercise respecting the number of options exercised. The Company will generally be entitled to a corresponding tax deduction for the same amount. The amount of any ordinary income deemed to have been received by an optionee upon the exercise of a nonqualified stock option will be a deductible expense of the Company for tax purposes.
     The foregoing general description of federal income tax consequences is based upon current statutes, regulations and interpretations and is not intended to address specific tax consequences applicable to an individual grantee who receives awards.
The Board of Directors recommends a vote FOR Proposal 2 to amend the Outside Directors’ Formula Stock Option Plan.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information regarding the shares beneficially owned as of March 31, 2010 (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s common stock; (ii) by each of the Company’s directors; (iii) by each of the Company’s named executive officers; and (iv) by all directors and executive officers as a group. All information with respect to beneficial ownership has been furnished or made available to us by the respective stockholders.

	Outstanding
	Shares		Currently			Percentage of
	Beneficially		Exercisable			Class
Name	Owned(1)***		Options(2)	Total		Outstanding
Directors and Named Executive Officers
Clarence W. Schawk	7,419,477	(4)	50,000	7,469,477		29.5%
Marilyn G. Schawk(3)	7,419,477		—	7,469,477	(5)	29.5
A. Alex Sarkisian**	3,270,543	(6)	377,126	3,647,669		14.2
David A. Schawk(3)**	1,446,619	(7)	696,106	2,142,725		8.2
Timothy J. Cunningham	38,331		9,877	48,208			*
John T. McEnroe	52,237	(8)	43,325	95,562			*
Judith W. McCue	20,454	(9)	43,325	63,779			*
Hollis W. Rademacher	16,000		43,325	59,325			*
Leonard S. Caronia	4,000		43,325	47,325			*
Michael G. O’Rourke	1,000		13,325	14,325			*
Stanley N. Logan	825		7,500	8,325			*
Other 5% or Greater Stockholders
Cathy Ann Schawk(3)	1,915,466	(10)	—	1,915,466		7.6
Rutabaga Capital Management	1,541,003	(11)	—	1,541,003		6.1
Dimensional Fund Advisors LP	1,355,036	(12)	—	1,355,036		5.4
Executive officers and directors as a group (10 persons)	12,269,486		1,327,234	13,596,720		51.1

*	Less than 1%

**	Denotes a person who serves as a director and who is also a named executive officer.

***	Beneficial ownership is determined in accordance with SEC Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. At March 31, 2010, the Company had 25,279,083 shares of common stock outstanding.

(1)	Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

(2)	Represents options exercisable within 60 days of March 31, 2010.

(3)	The address for each of the Schawk family members is c/o Schawk, Inc., 1695 South River Road, Des Plaines, Illinois 60018.

(4)	Includes 1,536,348 shares held directly by Mr. Schawk’s wife, Marilyn Schawk; 321,920 shares held by The Clarence & Marilyn Schawk Family Foundation, with respect to which Mr. Schawk or his wife has voting and/or investment power but no pecuniary interest; 852,814 shares held in the Clarence W. Schawk 1998 Revocable Trust, with respect to which Mr. Schawk has sole voting power and investment power; and 3,336,188 shares held in trusts for the benefit of children of Mr. Schawk with respect to which Mr. Schawk’s wife serves as trustee with voting and investment power. Does not include shares beneficially owned by Mr. Schawk’s children, David A. Schawk, Cathy Ann Schawk, Judith Lynn Gallo and Lisa Beth Stearns, or held in family trusts for the benefit of certain of his grandchildren for which neither Mr. Schawk or his spouse serve as trustee.

(5)	Includes 2,275,021 shares (including currently exercisable options to purchase 50,000 shares) held directly by Mrs. Schawk’s husband, Clarence Schawk, and through the Clarence W. Schawk 1998 Revocable Trust, with respect to which Mr. Schawk has sole voting power and investment power; 321,920 shares held by The Clarence & Marilyn Schawk Family Foundation, with respect to which Mrs. Schawk or her husband has voting and/or investment power but no pecuniary interest; and 3,336,188 shares held in trusts for the benefit of children of Mrs. Schawk for which she serves as trustee. Does not include shares beneficially owned by Mrs. Schawk’s children, David A. Schawk, Cathy Ann

Schawk, Judith Lynn Gallo and Lisa Beth Stearns, or held in family trusts for the benefit of certain of her grandchildren for which neither Mrs. Schawk nor her spouse serve as trustee.

(6)	Includes 3,184,990 shares held by various Schawk Family trusts for the benefit of certain of Clarence W. Schawk’s grandchildren, for which Mr. Sarkisian serves as the trustee, or custodian, with voting and investment power over the shares.

(7)	Includes 67,800 shares held in the David and Teryl Schawk Family Foundation over which Mr. Schawk has voting and investment control but no pecuniary interest; 198,000 shares held in the Teryl Alyson Schawk 1998 Trust; 258,297 shares held in trusts for the benefit of Mr. Schawk’s children for which Mr. Schawk or his spouse serves as trustee; 813,556 shares held in the David A. Schawk 1998 Trust for which Mr. Schawk serves as trustee with voting and investment power over these shares; and 475 shares held as custodian.

(8)	Includes 51,236 shares owned indirectly through his spouse and 1,001 shares held in a retirement trust account.

(9)	Includes indirect ownership of 10,000 shares held in retirement trust accounts.

(10)	Ms. Schawk is the daughter of Clarence W. Schawk and sister of David A. Schawk.

(11)	Based on information disclosed in an amended Schedule 13G filed by Rutabaga Capital Management with the Securities and Exchange Commission on February 8, 2010. The mailing address of Rutabaga Capital Management is 64 Broad Street, 3rd floor, Boston, MA 02109.

(12)	Based on information disclosed in a Schedule 13G filed by Dimensional Fund Advisors LP with the Securities and Exchange Commission on February 8, 2010. The mailing address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
TRANSACTIONS WITH RELATED PERSONS
     Because of the heightened risk of conflicts of interest and the potential, whether real or perceived, for improper valuation, the Company has a policy that the Audit Committee of the Board of Directors approve or disapprove in advance material transactions between the Company and related persons or parties. Related persons or parties include senior officers, directors, director nominees, significant stockholders of the Company, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. Material transactions requiring pre-approval by the Audit Committee are those transactions that would be required to be disclosed in the Company’s annual report or proxy statement for the Company’s annual stockholder meetings in accordance with Securities and Exchange Commission rules, though other transactions and conflicts of interest apart from those that require disclosure may, in the best interests of the Company, be determined to require review and approval by the Audit Committee.
     The Company’s 54,751 square foot facility at 1600 East Sherwin Avenue, Des Plaines, Illinois is leased from Graphics IV, Ltd., an Illinois limited partnership “Graphics IV,” whose partners are the children of Clarence W. Schawk. The amount paid in 2009 under the lease then in effect was approximately $756,000. On January 22, 2010, the Company entered into a lease extension agreement pursuant to which the lease was extended to March 31, 2010 for a monthly base rent equal to the monthly base rent then in effect. On March 23, 2010, the Company entered into a new four-year lease with Graphics IV for the facility at an initial annual base rent of $574,886, subject to annual adjustments to reflect increases in the Consumer Price Index. The initial base rent was established based on a market-rent appraisal performed by a third-party appraisal firm engaged by the Company.
     During 2009, the Company retained the law firm of Vedder Price P.C., to perform various legal services. John T. McEnroe, one of the Company’s Directors, is a shareholder of that firm. During 2009, McDermott Will & Emery LLP, a law firm in which Ms. McCue, one of the Company’s Directors, is a partner, provided estate planning legal services for certain members of the Schawk family.
     The Company is party to an amended and restated registration rights agreement, dated January 31, 2005, with certain Schawk family members and related trusts (collectively, “Schawk Family Holders”). The agreement grants demand registration rights for the shares held by the Schawk Family Holders.

INDEPENDENT PUBLIC ACCOUNTANTS
     The Company’s independent registered public accountant for the fiscal year ended December 31, 2009 was Ernst & Young, LLP. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be available to respond to any appropriate questions raised at the meeting and to make a statement if such representatives so wish. The Audit Committee has not yet selected a firm to serve as the Company’s independent public accountant for the fiscal year ending December 31, 2010, but will do so later this year as the meeting at which such selection takes place has not yet occurred.
Fees for Services Provided by Independent Public Accountants
     Fees for all services provided by Ernst & Young LLP for the fiscal years ended December 31, 2009 and 2008 are as follows:
     Audit Fees. Audit fees for 2009 and 2008 related to the audit of the financial statements contained in the Company’s Annual Report on Form 10-K and the Company’s internal controls over financial reporting, reviews of quarterly financial statements contained in the Company’s quarterly reports on Form 10-Q and statutory audits of various other subsidiaries totaled approximately $3,695,000 and $4,009,000, respectively.
     Audit-Related Fees. There were no fees for audit-related services in 2009 or 2008.
     Tax Fees. There were no fees for tax services in 2009 or 2008.
     All Other Fees. Other fees for 2008 related to the Company’s ongoing investigation by the SEC totaled approximately $49,000. There were no fees for other services for 2009.
     The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. For each proposed service, the independent auditors must provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the Audit Committee at the next scheduled meeting. The Audit Committee may not delegate to management its responsibilities to pre-approve services performed by the independent auditors.
     All of the services provided by the independent auditors described above were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT
     The Audit Committee of the Company’s Board of Directors is composed of at least three independent Directors in accordance with NYSE and SEC rules as currently in effect and operates under a written charter adopted by the Board of Directors and the Audit Committee, a copy of which is available on the Company’s website. The Board appoints the members of the Audit Committee, which may consist of no fewer than three Directors. The Audit Committee assists the Board, through review and recommendation, in its oversight responsibility related to the quality and integrity of the Company’s financial information and reporting functions, the adequacy and effectiveness of the Company’s system of internal accounting and financial controls, and oversees the independent audit process.
     The responsibility for the quality and integrity of the Company’s financial statements and the completeness and accuracy of its internal controls and financial reporting process rests with the Company’s management. The Company’s independent public accountants, Ernst & Young LLP (“Ernst & Young”), are responsible for performing an audit and expressing an opinion as to whether the Company’s financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles.
     The Audit Committee reviewed and discussed with management and Ernst & Young the audited financial statements of the Company for the year ended December 31, 2009. The Audit Committee also reviewed and discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as currently in effect.
     Ernst & Young also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, regarding Ernst & Young’s communications with the Audit Committee concerning independence. The disclosures described the relationships and fee arrangements between the firm and the Company. The Audit Committee considered whether the provision of non-audit services by Ernst & Young to the Company for the fiscal year ended December 31, 2009 is compatible with maintaining Ernst & Young’s independence, and has discussed with representatives of Ernst & Young the firm’s independence from the Company.
     Based on the above-mentioned reviews and discussions with management and Ernst & Young, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, and as described in its charter, the Audit Committee, exercising its business judgment, recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.
     This report is submitted on behalf of the members of the Audit Committee:
Hollis W. Rademacher (Chairman)
Stanley N. Logan
Judith W. McCue
Michael G. O’Rourke
     The foregoing Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

OTHER MATTERS
     The Board of Directors knows of no matters other than those described above that may come before the Annual Meeting. As to other matters, if any, that properly may come before the Annual Meeting, the Board of Directors intends that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person voting the proxies.
Stockholder Access to Directors
     Generally, stockholders who have questions or concerns regarding the Company should contact the Investor Relations department at (847) 827-9494. Any stockholders, however, who wish to address questions regarding the business or affairs of the Company directly with the Board of Directors, or any individual director, should direct his or her questions in writing to any director or to all directors c/o Schawk, Inc., 1695 South River Road, Des Plaines, Illinois 60018.
Stockholders Sharing the Same Address
     The SEC’s proxy rules permit companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This method of delivery, often referred to as “householding,” should reduce the amount of duplicate information that stockholders receive and lower printing and mailing costs for companies. If a broker, bank or other nominee holds your shares, this may mean that only one proxy statement (and accompanying annual report) will be delivered to multiple stockholders sharing your address unless you notify Broadridge at (888) 603-5847 or Householding Department, 51 Mercedes Way, Edgewood, NY 11717, to inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number. You also can contact the Company by calling (847) 827-9494 or by writing to Schawk, Inc., 1695 South River Road, Des Plaines, Illinois 60018, Attention: Corporate Secretary, to request a separate copy of the proxy statement for the Annual Meeting and for future meetings, or you can contact your broker to make the same request.
STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
     Stockholder proposals for inclusion in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders must be received by the Company not later than December 22, 2010. The inclusion of any such proposal will be subject to and governed by Rule 14a-8 under the Securities Exchange Act of 1934.

     Additionally, if a proponent of a stockholder proposal or a matter to be raised at the 2011 Annual Meeting of Stockholders fails to provide notice of the intent to bring such proposal or matter before the annual meeting by personal delivery or mail to the Company on or before March 6, 2011 (or by an earlier or later date, if such date is established by amendment to the Company’s By-laws), then any proxy solicited by management may confer discretionary authority to vote on such proposal.

By Order of the Board of Directors,

Des Plaines, Illinois	/s/ A. Alex Sarkisian, Esq.
April 20, 2010	A. Alex Sarkisian, Esq.
Executive Vice President
and Chief Operating Officer
     The Company’s Form 10-K for the year ended December 31, 2009 (excluding exhibits unless specifically incorporated by reference therein) and the Company’s Audit Committee Charter, Code of Ethics and Corporate Governance Guidelines are available free of charge on the Company’s website at www.schawk.com or upon request to A. Alex Sarkisian, Esq., Corporate Secretary, at Schawk, Inc., 1695 South River Road, Des Plaines, Illinois 60018, (847) 827-9494.

APPENDIX A
SCHAWK, INC.
OUTSIDE DIRECTORS’ FORMULA STOCK OPTION PLAN
(as amended and restated)
     1. The Purpose of the Plan. The purpose of the Outside Directors Formula Stock Option Plan (the “Plan”) is to promote the interests of Schawk, Inc. (the “Company”) and its subsidiaries by providing an incentive for Outside Directors (as defined herein) to join and remain on the Board of Directors of the Company (“Board”).
     2. Eligibility For Participation. Awards under the Plan shall be made to each Outside Director of the Company in the form of a nonqualified stock option to acquire shares of the Company’s Class A Common Stock. An “Outside Director” shall be deemed to be any Director who is not an employee of the Company; provided, however, that serving in the capacity as any officer of the Company shall not constitute an Outside Director as being an employee of the Company provided that such Director receives no compensation for acting in the capacity of an officer.
     3. Awards Under The Plan. Commencing with the annual grant to be made in connection with the election of Directors at the 2010 Annual Meeting of Stockholders of the Company, each Outside Director shall receive a nonstatutory stock option to purchase 2,500 shares of Class A Common Stock on the date that is 30 calendar days after the date he or she is elected, re-elected or appointed as an Outside Director of the Company. If the date of grant falls on a day that is not a trading day on the stock exchange on which the Class A Common Stock is then listed or quoted, the grant will be awarded on the next succeeding trading day. The exercise price of any option issued hereunder shall be equal to the closing price of the Class A Common Stock on such stock exchange on the date of grant. Options granted under the Plan shall vest in equal one-third installments on each of the date of grant and the first and second anniversaries of the date of grant, provided that the Outside Director has not ceased to be a Director of the Board on such vesting date for such installment to so vest. Options shall be exercisable for a term of 10 years from the date of grant, subject to limitations on exercise determined by the Board in the event the Outside Director terminates services as a Director of the Board. Awards shall include such other terms and conditions as are determined by the Board and that are consistent with the Plan.
     4. Non-Assignability. No option granted under the Plan shall be assignable or transferrable, other than by will or by the laws of descent and distribution.
     5. Adjustments Upon Changes and Capitalization. The number of shares of Class A Common Stock with respect to which stock options shall be granted under the Plan and the option exercise price shall be equitably adjusted for any increase or decrease in the number of issued shares of Class A Common Stock resulting from the subdivision or combination of shares of Class A Common Stock or other capital adjustments, or the payment of a stock dividend after the effective date of the Plan. Adjustments under this section shall be made by the Board’s determination as to what adjustments shall be made, and the extent thereof, and shall be final binding and conclusive. Anything in the Plan and any award hereunder to the contrary notwithstanding, no adjustment shall be made under the Plan, or to any option previously awarded and outstanding, to the extent such adjustment would result in such option constituting a deferral of compensation under Section 409A of the Internal Revenue Code.
     6. Death. If an Outside Director dies, the option may be exercised by the executor, administrator, or personal representative of the deceased Outside Director through a period to be

A-1

determined by the Board, but not to exceed the date on which the option expires or six months after the death of such Outside Director, whichever is earlier.
     7. Effective Date and Term of Plan. The effective date of the Plan, as amended, is May 19, 2010. The Plan shall terminate 10 years after such date, unless earlier terminated or extended by the Board, and no award shall thereafter be made under the Plan. Notwithstanding the foregoing, all awards made under the Plan prior to such date shall remain in effect until such awards shall be satisfied or terminated in accordance with the terms and provisions of the Plan as in effect on the date of grant.
     8. Amendment. The Board may from time to time amend the Plan in any respect whatsoever, except that no such amendment shall be made without the approval of the holders of a majority of the outstanding shares of Class A Common Stock of the Company if such amendment would increase the benefits to be provided under the Plan or such approval otherwise is required pursuant to the listing requirements of the stock exchange on which Class A Common Stock of the Company is listed.

A-2

. NNNNNNNNNNNN Admission Ticket NNNNNNNNNNNNNNN C123456789 000004 000000000.000000 ext 000000000.000000 ext NNNNNNNNN 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 ADD 2 ADD 3 2010 Annual Meeting of ADD 4 Stockholders ADD 5 ADD 6 Wednesday, May 19, 2010 Schawk, Inc. To be held at the Schawk office at 1600 E. Sherwin Avenue Des Plaines, IL 60018 (847) 827-9494 Agenda: 9:30 a.m. Door Open 10:00 a.m. Introduction and Welcome Business Meeting Management Presentation Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — Clarence W. Schawk 02 — David A. Schawk 03 — A. Alex Sarkisian, Esq. 04 — Leonard S. Caronia 05 — Judith W. McCue, Esq. 06 — Hollis W. Rademacher 07 — John T. McEnroe, Esq. 08 - Michael G. O’Rourke 09 — Stanley N. Logan For Against Abstain 2. FOR the amendment of the 1991 Outside Directors’ Formula 3. In his discretion, the Proxy is authorized to vote upon such Stock Option Plan as described in the Proxy Statement. other business as may properly come before the meeting. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name appears hereon, joint owners should each sign. When signing as Attorney, Executor, Administrator, or Guardian, please give full title as such. If signer is a corporation, please sign with the full corporation name by duly authorized officer or director. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN9 1 A V 0 2 5 5 7 1 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

Admission Ticket Directions 1600 E. Sherwin Avenue From the North: Des Plaines, IL 60018 Take 294 South and exit at Golf Rd. At the light, take a left. At the intersection (Golf Rd.) turn right. At the second light, go left on River Rd. Continue south on River Rd. & through Des Plaines. Turn right (west) at Touhy Rd. Go to the next light, and turn right on Maple. You will come to a stop sign about a block up from Touhy, veer left and take a left on Sherwin. The Schawk office is down the block on the right. From O’Hare Airport: Take 190 out of O’Hare, following signs to Chicago. Exit at River Rd. (north). At Touhy Rd., turn left (west). Go to the next light, and turn right on Maple. You will come to a stop sign about a block up from Touhy, veer left and take a left onto Sherwin. The Schawk office is down the block on the right. From Chicago: Take 90 West to 190 West. Stay in right lane, exit River Rd. North. When you come to Touhy, go left (west). Go to the next light, and turn right on Maple. You will come to a stop sign about a block up from Touhy, veer left and take a left on Sherwin. The Schawk office is down the block on the right. 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Schawk, Inc. 2010 Annual Meeting of Stockholders 1600 E. Sherwin Avenue, Des Plaines, Illinois 60018 Proxy Solicited on behalf of the Board of Directors The undersigned hereby appoints A. Alex Sarkisian, Esq. as proxy, with the power to appoint his substitute and hereby authorizes him to represent and to vote as designated on the reverse side, all the shares of Schawk, Inc. Class A Common Stock held on record by the undersigned on March 31, 2010; at the Annual Meeting of Stockholders to be held May 19, 2010, or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2. Please mark, sign, date and return this proxy without delay in the the return envelope provided for that purpose, which requires no postage if mailed in the United States or Puerto Rico.

. NNNNNNNNNNNN NNNNNNNNN Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — Clarence W. Schawk 02 — David A. Schawk 03 — A. Alex Sarkisian, Esq. 04 — Leonard S. Caronia 05 — Judith W. McCue, Esq. 06 - Hollis W. Rademacher 07 — John T. McEnroe, Esq. 08 — Michael G. O’Rourke 09 — Stanley N. Logan For Against Abstain 2. FOR the amendment of the 1991 Outside Directors’ Formula 3. In his discretion, the Proxy is authorized to vote upon such Stock Option Plan as described in the Proxy Statement. other business as may properly come before the meeting. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name appears hereon, joint owners should each sign. When signing as Attorney, Executor, Administrator, or Guardian, please give full title as such. If signer is a corporation, please sign with the full corporation name by duly authorized officer or director. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 0 2 5 5 7 1 2 + <STOCK#> 016OEB

Admission Ticket Directions 1600 E. Sherwin Avenue From the North: Des Plaines, IL 60018 Take 294 South and exit at Golf Rd. At the light, take a left. At the intersection (Golf Rd.) turn right. At the second light, go left on River Rd. Continue south on River Rd. & through Des Plaines. Turn right (west) at Touhy Rd. Go to the next light, and turn right on Maple. You will come to a stop sign about a block up from Touhy, veer left and take a left on Sherwin. The Schawk office is down the block on the right. From O’Hare Airport: Take 190 out of O’Hare, following signs to Chicago. Exit at River Rd. (north). At Touhy Rd., turn left (west). Go to the next light, and turn right on Maple. You will come to a stop sign about a block up from Touhy, veer left and take a left onto Sherwin. The Schawk office is down the block on the right. From Chicago: Take 90 West to 190 West. Stay in right lane, exit River Rd. North. When you come to Touhy, go left (west). Go to the next light, and turn right on Maple. You will come to a stop sign about a block up from Touhy, veer left and take a left on Sherwin. The Schawk office is down the block on the right. 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Schawk, Inc. 2010 Annual Meeting of Stockholders 1600 E. Sherwin Avenue, Des Plaines, Illinois 60018 Proxy Solicited on behalf of the Board of Directors The undersigned hereby appoints A. Alex Sarkisian, Esq. as proxy, with the power to appoint his substitute and hereby authorizes him to represent and to vote as designated on the reverse side, all the shares of Schawk, Inc. Class A Common Stock held on record by the undersigned on March 31, 2010; at the Annual Meeting of Stockholders to be held May 19, 2010, or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2. Please mark, sign, date and return this proxy without delay in the the return envelope provided for that purpose, which requires no postage if mailed in the United States or Puerto Rico.